As filed with the Securities and Exchange Commission on January 24, 2012

Registration No. 333-178455

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to
Form S-1 on
Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FXCM Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-3268672
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

32 Old Slip
New York, NY 10005
Telephone: (646) 432-2986
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David S. Sassoon
General Counsel and Secretary
FXCM Inc.
32 Old Slip
New York, NY 10005
Telephone: (646) 432-2241
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Joshua Ford Bonnie
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We previously filed a Registration Statement on Form S-1 (File No 333-178455) (the “Registration Statement”) with the Securities and Exchange Commission on December 12, 2011.  This Amendment No. 1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 into a registration statement on Form S-3.  All applicable filing fees were paid at the time of the original filing of the Registration Statement .

Subject to Completion, dated January 24, 2012
Preliminary Prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

57,981,000 Shares

FXCM Inc.

Class A Common Stock

FXCM Inc. may issue from time to time up to 57,981,000 shares of Class A common stock to holders of limited liability company units, or Holdings Units, of FXCM Holdings LLC upon an exchange of up to an equal number of Holdings Units. Under the exchange agreement we entered into with the owners of Holdings Units on December 1, 2010, holders of Holdings Units may, from and after December 7, 2011 (subject to the terms of the exchange agreement), exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. FXCM Inc. is a public company organized under the laws of Delaware and the sole managing member of FXCM Holdings LLC, a Delaware limited liability company.

We are registering the issuance of our Class A common stock to permit holders of Holdings Units who exchange their Holdings Units to sell without restriction in the open market or otherwise any of our shares of Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not necessarily mean that any holders will exchange their Holdings Units. We will not receive any cash proceeds from the issuance of any of the shares of Class A common stock upon an exchange of Holdings Units, but FXCM Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

The Class A common stock is listed on the New York Stock Exchange under the symbol “FXCM.” The last reported sale price of the Class A common stock on January 20, 2012 was $10.13 per share.

Investing in our Class A common stock involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2012

TABLE OF CONTENTS

FXCM	1
Disclosure Regarding Forward-Looking Statements	1
Use of Proceeds	2
Exchange of FXCM Holdings LLC Holdings Units	2
Certain United States Federal Income Tax Considerations	3
Description of Capital Stock	7
FXCM Holdings LLC Third Amended and Restated Limited Liability Company Agreement	10
Comparison of Ownership of Holdings Units and Class A Common Stock	11
Plan of Distribution	18
Legal Matters	18
Experts	18
Incorporation by Reference	18
Where You Can Find More Information	19
Financial Statements of ODL Group Limited	F-1

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

FXCM Inc. is a holding company that was incorporated as a Delaware corporation on August 10, 2010 and its sole asset is a controlling equity interest in FXCM Holdings, LLC. In this prospectus unless the context suggests otherwise, references to “FXCM,” the “Company,” “we,” “us” and “our” refer (1) prior to the December 2010 initial public offering (“IPO”) of the Class A common stock of FXCM Inc. and related transactions, to FXCM Holdings, LLC and its consolidated subsidiaries and (2) after our IPO and related transactions, to FXCM Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, FXCM Inc. may issue from time to time up to 57,981,000 shares of Class A common stock to holders of Holdings Units of FXCM Holdings LLC upon an exchange of up to an equal number of Holdings Units. Under the exchange agreement we entered into with the owners of Holdings Units on December 1, 2010, holders of Holdings Units may, from and after December 7, 2011 (subject to the terms of the exchange agreement), exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

i

FXCM

We are an online provider of foreign exchange, or FX, trading and related services to approximately 156,053 active retail and institutional customers globally. We offer our customers access to over-the-counter, or OTC, FX markets through our proprietary technology platform. In a FX trade, a participant buys one currency and simultaneously sells another, a combination known as a “currency pair”. Our platform presents our FX customers with the best price quotations on up to 56 currency pairs from a number of global banks, financial institutions and market makers, or FX market makers, which we believe provides our customers with an efficient and cost-effective way to trade FX. We utilize what is referred to as agency execution or an agency model. When our customer executes a trade on the best price quotation offered by our FX market makers, we act as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and the FX market maker. We earn trading fees and commissions by adding a markup to the price provided by the FX market makers and generate our trading revenues based on the volume of transactions, not trading profits or losses. In addition to trading fees and commissions, we also earn other forms of revenue such as fees earned from: arrangements with other financial institutions to provide platform, back office and trade execution services, trading in contracts-for-difference, or CFDs, trading in equities and equity options, payments for order flow, FX market prices and other various ancillary FX related services and joint ventures.

FXCM Inc. is a holding company that was incorporated as a Delaware corporation on August 10, 2010 and its sole asset is a controlling equity interest in FXCM Holdings, LLC. Our principal executive offices are located at 32 Old Slip, New York, NY 10005, and our telephone number is (646) 432-2986.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in FXCM’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2010, as such factors may be updated from time to time in our periodic filings with the SEC, (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but FXCM Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

EXCHANGE OF FXCM HOLDINGS LLC HOLDINGS UNITS

Subject to the terms of the exchange agreement we entered into with the holders of Holdings Units on December 1, 2010, holders of Holdings Units (other than FXCM Inc.) may, from and after December 7, 2011, exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 Holdings Units or all of the vested Holdings Units held by such Holdings Unit holder. Furthermore, no holder of Holdings Units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations or would violate other agreements with FXCM Inc. to which the non-managing member of Holdings may be subject. FXCM Inc. or  FXCM Holdings, LLC may impose additional restrictions on exchange that it determines to be necessary or advisable so that FXCM Holdings, LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Subject to the more detailed requirements set forth in the exchange agreement, in order to exercise the exchange rights, a Holdings Unit holder must provide a written election of exchange to FXCM Inc. and to FXCM Holdings, LLC that such holder desires to exchange a stated number of Holdings Units for an equal number of shares of Class A common stock. This written election of exchange must be executed by such Holdings Unit holder or such holder’s authorized attorney, and be delivered to the principal executive offices of FXCM Inc. and  FXCM Holdings, LLC during normal business hours. FXCM Holdings, LLC will deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A common stock, or if there is no then-acting registrar and transfer agent of the Class A common stock, at the principal executive offices of FXCM Inc., the number of shares of Class A common stock deliverable upon the exchange, registered in the name of the relevant exchanging holder. To the extent the Class A common stock is settled through the facilities of The Depository Trust Company, FXCM Holdings, LLC will use its reasonable best efforts to deliver the shares of Class A common stock to the account of the participant of The Depository Trust Company designated by such Holdings Unit holder.

FXCM Holdings, LLC and each exchanging Holdings Unit holder will bear their own expenses in connection with the consummation of any exchange, whether or not any such exchange is ultimately consummated, except that FXCM Holdings, LLC will bear any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, any exchange; provided, however, that if any shares of Class A common stock are to be delivered in a name other than that of the Holdings Unit holder that requested the exchange, then such Holdings Unit holder and/or person in whose name such shares are to be delivered will pay FXCM Holdings, LLC. the amount of any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, the exchange or will establish to the reasonable satisfaction of FXCM Holdings, LLC that such tax has been paid or is not payable.

Our organizational structure allows the holders of Holdings Units, who are generally the persons who owned our business prior to our IPO, to retain their equity ownership of FXCM Holdings, LLC, an entity that is classified as a partnership for United States federal income tax purposes, in the form of Holdings Units. Holders of the Class A common stock, by contrast, hold their equity ownership in FXCM Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of such shares. We believe the holders of Holdings Units generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes.  As part of the arrangements with the owners of our business that permitted us to establish our organizational structure and to effect our initial public offering, we entered into the exchange agreement described above with the holders of the Holdings Units to permit them to exchange their Holdings Units, for which there is no public trading market, for shares of the Class A common stock, which are publicly traded.

As of November 30, 2011, the number of holders of Holdings Units was 27, including FXCM Inc., which held 15,201,345 Holdings Units, or 20.8% of the total Holdings Units outstanding.  If holders of Holdings Units elect to exchange Holdings Units for shares of Class A common stock of FXCM Inc., the number of Holdings Units held by FXCM Inc. will increase by a number that is equal to the number of Holdings Units so exchanged.  If all of the holders of Holdings Units elect to exchange all of their Holdings Units for shares of Class A common stock of FXCM Inc., FXCM Inc. would hold 100% of the outstanding Holdings Units.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the exchange of Holdings Units for shares of FXCM Inc. Class A common stock and the tax consequences of the ownership and disposition of such shares as of the date hereof. Except where noted, this summary deals only with Holdings Units or classes of Class A common stock held as capital assets held by Holders.

As used herein, the term “United States Holder” means a holder of a Holdings Unit or share of Class A common stock that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is an owner (other than a partnership) that is not a United States Holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our Holdings Units or Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a person that received its Holdings Units or Class A common stock as compensation;

•	a person whose “functional currency” is not the United States dollar;

•	a United States expatriate

•	a controlled foreign corporation; or

•	a passive foreign investment company.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below, possibly with retroactive effect.

If a partnership holds the Holdings Units or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Holdings Units or Class A common stock, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the exchange of your Holdings Units for shares of Class A common stock, or a disposition of any such shares of Class A common stock received in the exchange, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of the Exchange

United States Holders

For United States federal income tax purposes, the exchange of Holdings Units for Class A common stock will be a taxable event. You will recognize gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of FXCM Holdings LLC) exceeds your adjusted basis in the Holdings Units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of “unrealized receivables” of FXCM Holdings LLC exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in FXCM Holdings LLC’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if FXCM Holdings LLC had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of non-corporate taxpayers derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Your basis in the Holdings Units received in exchange for a contribution of property had an initial tax basis equal to the basis in the property you contributed to FXCM Holdings LLC and your share of FXCM Holdings LLC’s liabilities. Such initial basis is generally increased by your share of FXCM Holdings LLC’s taxable income and increases in your share of FXCM Holdings LLC’s liabilities. Your initial basis generally is decreased, but not below zero, by your share of FXCM Holdings LLC’s distributions, losses, nondeductible expenditures and decreases in your share of FXCM Holdings LLC’s liabilities.

Non-U.S. Holders

Because FXCM Holdings LLC is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its Holdings Units could be treated for United States federal income tax purposes as effectively connected with such trade or business and hence such Non-U.S. Holder could be subject to United States federal income tax on the exchange as follows:

•
A non-corporate Non-U.S. Holder will be subject to tax on the net gain effectively connected with a U.S. trade or business from such sale under regular graduated United States federal income tax rates.

•
A Non-U.S. Holder that is a foreign corporation will be subject to tax on its net gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any gain realized by a Non-U.S. Holder that is not described above will be taxed in the same manner as the gain described under “Taxation of Ownership of Class A Common Stock—Non-U.S. Holders—Gain on Disposition of Class A Common Stock.” You are urged to consult your tax advisors concerning the United States federal income tax consequences of the exchange of Holdings Units for our Class A common stock.

Taxation of Ownership of Class A Common Stock

United States Holders

Dividends

The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, dividends received by corporate United States Holders may be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received prior to January 1, 2013 by non-corporate United States Holders will be eligible for reduced rates of taxation.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and backup withholding

United States Holders

In general, information reporting will apply to dividends in respect of our shares of Class A common stock and the proceeds from the sale, exchange or redemption of our Holdings Units and shares of Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Holdings Units and Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of  any dividends paid after December 31, 2013 and the proceeds of a sale of our common stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States ownerand such entity meets certain other specified requirements.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our authorized capital stock consists of 3,301,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 300,000,000 shares of preferred stock, par value $0.01 per share.  Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of share of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends  imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B common stock

Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Holdings Unit in FXCM Holdings LLC held by such holder. Accordingly, the Holdings Unit holders collectively have a number of votes in FXCM Inc. that is equal to the aggregate number of Holdings Units that they hold.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of FXCM Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the shares of Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we intend to seek confirmation with the New York Stock Exchange that the calculation in this latter case assumes the exchange of outstanding FXCM Holdings LLC Holdings Units not held by FXCM Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board of directors or the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The Delaware General Corporation Law, which we refer to as the DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in writing of such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
On or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is American Stock Transfer & Trust Company LLC

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FXCM.”

FXCM  HOLDINGS LLC THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

FXCM Inc. is the sole managing member of Holdings. Accordingly, FXCM Inc. operates and controls all of the business and affairs of Holdings and, through Holdings and its operating entity subsidiaries, conducts our business.

Pursuant to the limited liability company agreement of Holdings, FXCM Inc. has the right to determine when distributions will be made to unitholders of Holdings and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the unitholders of Holdings pro rata in accordance with the percentages of their respective limited liability company interests.

The unitholders of Holdings, including FXCM Inc., will incur United States federal, state and local income taxes on their proportionate share of any taxable income of Holdings. Net profits and net losses of Holdings will generally be allocated to its unitholders (including FXCM Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of Holdings provides for cash distributions, which we refer to as “tax distributions,” to the holders of the Holdings Units if FXCM Inc., as the sole managing member of Holdings, determines that the taxable income of the relevant unitholder will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Holdings allocable to a holder of Holdings Units multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from Holdings for the relevant year were insufficient to cover such tax liabilities.

The limited liability company agreement of Holdings provides that substantially all expenses incurred by or attributable to FXCM Inc., but not including obligations incurred under the tax receivable agreement by FXCM Inc., income tax expenses of FXCM Inc. and payments on indebtedness incurred by FXCM Inc., are borne by Holdings.

COMPARISON OF OWNERSHIP OF HOLDINGS UNITS AND CLASS A COMMON STOCK

The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the FXCM Holdings LLC Holdings Units and FXCM Inc. Class A common stock. This discussion is intended to assist holders of the Holdings Units in understanding how their investment will change if their Holdings Units are exchanged for shares of Class A common stock.  The following information is summary in nature, is not intended to describe all the differences between the Holdings Units and the Class A common stock and is qualified by reference to our certificate of incorporation and bylaws and to the limited liability company agreement of FXCM Holdings LLC, as amended, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.”

FXCM Inc.	FXCM Holdings LLC

Form of Organization, Purpose and Assets

FXCM Inc. (the “Corporation”) is a Delaware corporation governed by the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation was founded for the purpose of conducting any business that may be lawfully conducted by a corporation. The Corporation’s sole material asset is an equity interest in FXCM Holdings LLC. As the sole managing member of FXCM Holdings LLC, the Corporation operates and controls all of the business and affairs of FXCM Holdings LLC and, through FXCM Holdings LLC and its operating subsidiaries, conducts our business.

FXCM Holdings LLC is a Delaware limited liability company governed by the Delaware Limited Liability Company Act (the “DLLCA”). FXCM Holdings LLC was formed for the object and purpose of, and the nature of the business to be conducted by FXCM Holdings LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the DLLCA.

Authorized Share Capital

The total number of shares of all classes of stock the Corporation is authorized to issue is 3,301,000,000 consisting of (i) 3,000,000,000 shares of Class A common stock, par value $.01 per share, (iii) 1,000,000 shares of Class B common stock, par value $.01 per share, and (iii) 300,000,000 shares of Preferred Stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased (but not below the number of shares of a particular class then outstanding) by an affirmative vote of the holders of a majority of the voting power entitled to vote thereon.
FXCM Inc., the managing member, may issue additional Holdings Units or create new classes of units, other equity securities in FXCM Holdings LLC or other FXCM Holdings LLC securities.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each Class B stockholder is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the product of (x) the total number of Holdings Units held of record by such holder multiplied by the exchange rate (as defined in the exchange agreement by and among the Corporation and the holders of Holdings Units from time to time party thereto). However, Class A stockholders and Class B stockholders are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of outstanding preferred stock if the holders of such preferred stock are entitled to vote thereon.

The business, property and affairs of FXCM Holdings LLC is vested exclusively in the Corporation, as managing member.

No member, who is not also a managing member, in its capacity as such, has the right to participate in or have any control over the business or management of FXCM Holdings LLC.

FXCM Inc.	FXCM Holdings LLC

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the certificate of incorporation.

Under the Corporation’s bylaws, and the DGCL, a majority of the voting power of the common stock issued and outstanding and entitled to vote at a meeting constitutes a quorum of the stockholders at such meeting. When a quorum is present at any such meeting, the vote of the majority of the votes cast shall decide a matter brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation or bylaws of the Corporation or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Dividend Rights/Distributions

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Pursuant to the limited liability company agreement of FXCM Holdings LLC, as amended, the Corporation has the right to determine when distributions will be made to members of FXCM Holdings LLC and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the members of FXCM Holdings LLC in accordance with their respective Holdings Units and pro rata as to Units of each class.

The holders of limited liability company interests in FXCM Holdings LLC, including the Corporation, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of FXCM Holdings LLC. Net profits and net losses of FXCM Holdings LLC will generally be allocated to the holders of FXCM Holdings LLC Holdings Units (including the Corporation) pro rata as to Units of each class. The limited liability company agreement of FXCM Holdings LLC, as amended, provides for cash distributions, which we refer to as “tax distributions,” to the holders of limited liability company interests in FXCM Holdings LLC if the Corporation, determines that the taxable income of FXCM Holdings LLC will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the taxable income of FXCM Holdings LLC allocable to a holder of limited liability company interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from FXCM Holdings LLC for the relevant year were insufficient to cover such tax liabilities.

FXCM Inc.	FXCM Holdings LLC

Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by us or FXCM Holdings LLC.

The Class A common stock is listed on the New York Stock Exchange.

Except as otherwise specified in FXCM Holdings LLC’s limited liability company agreement, as amended, and as described below, no member who is not also a managing member may transfer any of its Holdings Units without the prior written consent of the managing member. The managing member may grant or withhold such consent at its sole discretion. Notwithstanding the preceding sentence, under certain circumstances a member who is not also a managing member may be allowed to transfer certain rights of a portion of its Holdings Units.

Furthermore, under the exchange agreement we entered into with the owners of Holdings Units on December 1, 2010, as amended, holders of Holdings Units may, from and after December 7, 2011 (subject to the terms of the exchange agreement), exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Management

The Corporation’s board of directors manages its business and affairs. Accordingly, except for their vote in the election of directors and their vote in specified major transactions, the Class A common stockholders, as such, do not directly have any control over our business and affairs.

The Corporation, as managing member, manages the business and affairs of FXCM Holdings LLC. No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of FXCM Holdings LLC.

Fiduciary Duties of Directors/Managing Member

Under Delaware law, the directors of the Corporation owe the Corporation and its stockholders fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.

Pursuant to FXCM Holdings LLC’s limited liability company agreement, to the extent any member (including without limitation, the managing member) of FXCM Holdings LLC owes any duties (including fiduciary duties) and liabilities to FXCM

FXCM Inc.	FXCM Holdings LLC

 Under the Corporation’s certificate of incorporation, to the extent permissible under Delaware law, no member of the board of directors is personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Holdings LLC, to another member (including without limitation, the managing member), no such member acting under FXCM Holdings LLC’s limited liability company agreement, as amended, will be liable to FXCM Holdings LLC or to any other member for its good faith reliance on the provisions of the limited liability company agreement of FXCM Holdings LLC, as amended.

Indemnification

To the fullest extent permitted by law, the Corporation will indemnify any current or former director or officer in any suit against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such a suit.

FXCM Holdings LLC will indemnify any person or entity who has been or will be made party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he, she or it, or a person of which he, she or it is the legal representative, is or was a member (including, without limitation, the managing member) or an officer (whether brought on behalf of FXCM Holdings LLC or otherwise) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorney’s fees) actually incurred by such indemnified person or entity in connection with such proceeding, appeal, inquiry or investigation, if such indemnified person or entity acted in good faith.

No indemnified person or entity shall be entitled to any indemnity in connection with any proceeding brought (i) by such indemnified person or entity against FXCM Holdings LLC (other than to enforce the rights of such indemnified person or entity to indemnification by FXCM Holdings LLC), any member or officer, or (ii) by or in the right of FXCM Holdings LLC, without the prior written consent of the managing member.

Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/ Managing Member

The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of a majority of the board of directors of the Corporation.	The non-managing members of FXCM Holdings LLC have no right to remove the managing member.

FXCM Inc.	FXCM Holdings LLC

The directors are elected by a vote of a plurality of those holders of Class A common stock and Class B common stock and others entitled to vote that are present (in person or by proxy) at a meeting in which such votes are cast. Additionally, if a series of preferred stock is entitled to vote separately to elect its own director(s), then the holders of such a series will have the right to such election. Any director elected to the board by preferred stockholders will serve in addition to the number of directors required by a resolution of the board of directors.

Any vacancy on the board of directors shall be filled only by a vote of the majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.

Any director, or the entire board, may be removed, with or without cause, by a vote of the majority of the stockholders entitled to vote for such director(s).

Director/General Partner Nominations by Stockholders/Members

The Corporation’s bylaws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Specifically, the nomination must generally be delivered to the Secretary of the Corporation at our executive offices between 90 and 120 days before the first anniversary of the preceding year’s annual meeting. Nominations must contain all that is required to be disclosed in a proxy solicitation by Regulation 14A under the Exchange Act, the nominee’s written consent to be named in the proxy and to serve as a director and certain other information required by the Corporation’s bylaws. Finally, a Class A common stockholder’s nomination may be disregarded if the Class A common stockholder (or its qualified representative) does not appear at the meeting in which the voting takes place.
As noted above, the non-managing members of FXCM Holdings LLC have no right to remove the managing member.

Stockholder/Member Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. Notice of such proposals must be made in the same timely manner as is required for director nominations and must contain the information set forth in the Corporation’s bylaws. A stockholder’s proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.
No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of FXCM Holdings LLC.

FXCM Inc.	FXCM Holdings LLC

Special Meetings Called by Stockholders/Members

The Corporation’s bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board or the chief executive officer.
Under the FXCM Holdings LLC limited liability company agreement, as amended, members who are not also managing members are not permitted to call special meetings of FXCM Holdings LLC.

Action Through Writing

The Corporation’s certificate of incorporation provides any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

No member who is not a managing member shall have any right to vote on any matter involving FXCM Holdings LLC. The conduct, control and management of the company shall be vested exclusively in the managing member. In all matters relating to or arising out of the conduct of the operation of FXCM Holdings LLC, the decision of the managing member shall be the decision of FXCM Holdings LLC.

Amendments to Governing Instruments

Pursuant to the DGCL, the certificate of incorporation of the Corporation may only be amended by the board of directors with the approval of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of any class of stock affected by the amendment.

The Corporation’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal its bylaws and that its stockholders may only amend the Corporation’s bylaws with the approval of 80% or more of all of the outstanding shares of the Corporation’s capital stock entitled to vote.

The managing member may, at its sole discretion, generally amend FXCM Holdings LLC’s limited liability company agreement without the approval of any other member or other person. However, subject to certain specified exceptions, including in connection with the issuance of new classes of units or other types of interests in FXCM Holdings LLC, no amendment may materially and adversely affect the rights of a holder of FXCM Holdings LLC Holdings Units, as such, other than on a pro rata basis with other holders of FXCM Holdings LLC Holdings Units of the same class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority of such affected holders in accordance with their holdings of Holdings Units).

Asset Sales, Mergers and Consolidations

Pursuant to the DGCL, the board of directors may sell, lease or exchange all or substantially all the Corporation’s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.

The Corporation may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations. In general, the information submitted to

The Corporation, as managing member, has the authority and sole discretion to determine if, when and on what terms any or all of FXCM Holdings LLC’s assets are sold and whether FXCM Holdings LLC should merge, consolidate, reorganize or combine with or into another entity.

FXCM Inc.	FXCM Holdings LLC

the stockholders by the board of directors must include (i) the terms and conditions of the merger or consolidation; (ii) the mode of carrying the transaction into effect; (iii) in the case of a merger, any changes that are to be made to the certificate of incorporation of the surviving company (or if no such changes, a statement that the certificate of incorporation of the surviving company shall be the applicable certificate of incorporation); (iv) in the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the consolidation agreement; (v) the manner, if any, of converting the shares of the constituent corporations into an interest in the surviving or newly created entity; and (vi) such other details or provisions as are deemed desirable.

Rights on Dissolution

Upon the Corporation’s dissolution or liquidation or the sale of all or substantially all of the Corporation’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of the Corporation’s Class A common stock will be entitled to receive pro rata the Corporation’s remaining assets available for distribution.

Upon dissolution, the managing member, or such member or liquidating trustee as shall be named by the managing member, shall wind up and liquidate the business and property of FXCM Holdings LLC. The assets of FXCM Holdings LLC shall be applied in the following manner and order of priority: (i) to creditors, including members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of FXCM Holdings LLC (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof and (ii) the balance shall be distributed to the members in accordance with their respective units and pro rata in respect of each class of units.

Access to Books and Records

Members of the general public have a right to inspect our public documents, available at the Securities and Exchange Commission’s offices and through its electronic filing system (EDGAR).

Under the DGCL, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by us at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.
Members are entitled to receive all FXCM Holdings LLC information necessary to enable each member to prepare its federal, state and local income tax returns.

Dissolution

The Corporation has a perpetual term.
FXCM Holdings LLC was formed on April 20, 2004 and will continue in existence perpetuity until termination when (i) all of the assets of FXCM Holdings LLC, after payment of or due provision for all debts, liabilities and obligations of FXCM Holdings LLC, have been distributed to the members and (ii) the certificate of formation of FXCM Holdings LLC has been cancelled.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 57,981,000 shares of Class A common stock to holders of up to an equal number of Holdings Units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of Holdings Units exchange such Holdings Units. FXCM Inc. will not receive any cash proceeds from the issuance of any shares of its Class A common stock pursuant to this prospectus, but FXCM Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder. The expenses associated with the distribution of the Class A common stock registered under this prospectus will be borne by FXCM Inc.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated statement of financial condition of FXCM Inc. as of December 31, 2010 and the consolidated statement of financial condition of FXCM Holdings, LLC and subsidiaries as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows of FXCM Inc. (prior to December 7, 2010, FXCM Holdings, LLC and subsidiaries) for each of the two years ended December 31, 2010 appearing in FXCM Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FXCM Holdings, LLC and subsidiaries for the year ended December 31, 2008 included in the Annual Report have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report thereon. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ODL Group Limited at December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, appearing in this registration statement and related prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any report filed by us with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.	Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 31, 2011 (File No. 001—34986);

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed May 16, 2011 (File No. 001—34986;

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed August 15, 2011 (File No. 001—34986);

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed November 14, 2011 (File No. 001—34986);

5.	Current Report on Form 8-K, dated June 16, 2011, filed June 16, 2011 (File No. 001—34986);

6.	Current Report on Form 8-K, dated July 8, 2011, filed July 8, 2011 (File No. 001—34986);

7.	Current Report on Form 8-K, dated October 17, 2011, filed October 17, 2011 (File No. 001—34986);

8.	Current Report on Form 8-K, dated December 20, 2011, filed December 20, 2011 (File No. 001—34986)

9.	The Definitive Proxy Statement on Schedule 14A, filed April 29, 2011 (File No. 001—34986);

10.
The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated November 24, 2010 (File No. 001—34986), of FXCM Inc., filed with the SEC under Section 12(b) of the Exchange Act; and

11.
All documents filed by FXCM under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from FXCM Inc., at 32 Old Slip, New York, NY 10005. You may also contact us by telephone at (646) 432-2986 or visit our website at http://www.fxcm.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (http://www.fxcm.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.  We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ODL Group Limited

We have audited the accompanying group balance sheet of ODL Group Limited as of 31 December 2009 and 2008 and the related consolidated profit and loss account, consolidated statement of total recognised gains and losses and consolidated statement of cash flows for each of the two years in the period ended 31 December 2009. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ODL Group Limited at 31 December 2009 and 2008 and its consolidated results of operations and consolidated cash flows for each of the two years in the period ended 31 December 2009 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 32 of Notes to the Financial Statements).

/s/ Ernst & Young LLP

London, England
November 1, 2010

ODL Group Limited

Group Profit and Loss Account
For the year ended 31 December 2009

	Note	2009	2008
		£	£
Trading income	3	27,565,464	42,895,217
Administrative expenses		(41,539,361)	(48,718,086)
Operating loss	4	(13,973,897)	(5,822,869)
Exceptional items	5	(1,320,498)	92,952
Loss on ordinary activities before taxation		(15,294,395)	(5,729,917)
Taxation	8	3,919,747	(1,445,461)
Loss after taxation		(11,374,648)	(7,175,378)

All of the Group’s activities during the year and preceding year are classed as continuing.

ODL Group Limited

Group Statement of Total Recognised Gains and Losses
For the year ended 31 December 2009

	2009	2008
	£	£
Loss for the year	(11,374,648)	(7,175,378)
Currency translation difference on foreign currency net investments	233,089	(102,002)
Total recognised losses relating to the year	(11,141,559)	(7,227,380)

ODL Group Limited

Group Balance Sheet
As at 31 December 2009

	Note	2009	2008
		£	£
FIXED ASSETS
Tangible assets	9	10,183,742	11,652,284
CURRENT ASSETS
Financial assets at fair value through profit and loss	10	10,430,526	5,399,920
Debtors	11	22,612,249	28,414,639
Cash at bank and in hand including short term deposits
— own funds		6,465,484	12,082,601
— client funds		159,146,882	130,301,300
		198,655,141	176,198,460
CREDITORS: amounts falling due within one year	12	(197,980,334)	(165,451,109)
NET CURRENT ASSETS		674,807	10,747,351
TOTAL ASSETS LESS CURRENT LIABILITIES		10,858,549	22,399,635
CREDITORS: amounts falling due after more than one year	12	(27,476)	(277,878)
PROVISIONS FOR LIABILITIES AND CHARGES	13	—	(210,801)
NET ASSETS		10,831,073	21,910,956
CAPITAL AND RESERVES
Called up equity share capital	15	2,037,938	2,037,667
Share premium account	16	21,407,550	21,346,145
EBT reserve account	17	(3,305,024)	(3,305,024)
Cumulative translation reserve	19	131,087	(102,002)
Profit and loss account	18	(9,440,478)	1,934,170
EQUITY SHAREHOLDERS’ FUNDS	19	10,831,073	21,910,956

ODL Group Limited

Group Cash Flow Statement
As at 31 December 2009

	Note	2009	2008
		£	£
CASH INFLOW FROM OPERATING ACTIVITIES	20	25,840,263	9,219,656
TAXATION
Corporation tax received/(paid)		300,965	(3,738,041)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets		(2,094,453)	(4,027,171)
		24,046,775	1,454,444
FINANCING
Issue of ordinary share capital		61,676	185,569
Settlement of financial lease liabilities		(879,986)	(580,876)
INCREASE IN CASH	22	23,228,465	1,059,137

ODL Group Limited

Notes to the Financial Statements
For the year ended 31 December 2009

1  PRINCIPAL ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention modified by the valuation of derivative transactions and listed investments.

The foreign exchange profit and loss account has been based on closing prices at 22.00 hours on 31 December 2009.

BASIS OF CONSOLIDATION

The Group’s financial statements consolidate the financial statements of the company and its subsidiary undertakings.

Intra-group profits, assets and liabilities are eliminated on consolidation. Profits and losses of companies entering or leaving the Group have been included from the date of acquisition or up to the date of disposal. The net assets of the subsidiaries acquired are included on the basis of their fair value.

TRADING INCOME

Trading income represents profits and losses on foreign currency trading, derivatives, and commissions receivable from broking activities; all foreign exchange and OTC option contracts are marked to market and the resulting unrealised profit or loss is recognised. Commissions receivable are credited to the profit and loss account on a trade date basis.

Revenue is recognised when it is probable that economic benefits associated with the transaction will flow to the Group and the revenue can be reliable measured.

Finance revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Commission receivable, which are recognised gross of commission payable when in substance the Group acts as principal, are credited to the profit and loss account on a trade date basis.

FINANCIAL ASSETS

The Group classifies its financial assets in the following category: financial assets at fair value through profit and loss. The Group determines the classification of its financial assets at initial recognition and re-evaluates this designation at each financial year end. When financial assets are recognised initially, they are measured at fair value, being the transaction price plus directly attributable transaction costs. Purchase and sales of financial assets are recognised on the trade date, being the trade date that the company commits to purchase or sell the financial assets.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Financial assets are classified in this category if they are acquired for sale in the short term. These financial assets are carried in the balance sheet at fair value with gains or losses being recognised in the profit and loss account.

FAIR VALUES

The fair value of quoted investments is determined by reference to bid prices at the close of business on the balance sheet date. Where there is no active market, fair value is determined using valuation techniques. These include using recent arm’s length market transactions and reference to the current market value of another instrument which is substantially the same. Where there is no reasonable basis for fair valuing and the fair value cannot be measured reliably, assets will be carried at cost. Financial assets are classified in this category if they are acquired for sale in the short term. These financial assets are carried in the balance sheet at fair value with gains or losses being recognised in the profit and loss account.

DEPRECIATION

Depreciation of tangible fixed assets is charged by equal annual instalments commencing with the year of acquisition at rates estimated to write off their cost over their expected useful lives, which are as follows:

Motor vehicles	—	4 years
Computer equipment	—	4 years
Furniture, fixtures and fittings	—	4 years
Software development	—	4 years
Leasehold improvements	—	Over the period of the lease

The carrying values of tangible fixed assets, are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

DEBTORS

Debtors are stated at their recoverable value. At each balance sheet date debtors are reviewed to determine whether there is an indication of impairment. If any such indication exists, the recoverable amount is estimated. A provision for impairment is recognised in the profit and loss account. The provision is subject to management review.

LEASES AND HIRE PURCHASE CONTRACTS

Assets held under finance leases, which are leases where substantially all the risks and rewards of ownership have passed to the Group, and hire purchase contracts are capitalised in the balance sheet and depreciated over the shorter of the lease term and the asset’s useful lives. The capital element of future obligations under leases and hire purchase contracts is included as a liability in the balance sheet. The interest elements of rental obligations are charged in the profit and loss account over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the lease term. Lease incentives are recognised over the shorter of the lease term and the date of the next rent review.

DEFERRED TAXATION

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the company’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.

EMPLOYEE BENEFIT TRUST

The assets and liabilities of the Employee Benefit Trust (EBT) have been included in the Group financial statements. Any assets held by the EBT cease to be recognised on the Group balance sheet when the assets vest unconditionally in identified beneficiaries. The costs of purchasing own shares held by the EBT are shown as a deduction against equity. The proceeds from the sale of own shares held increase equity. Neither the purchase nor sale of own shares leads to a gain or loss being recognised in the Group income statement.

FOREIGN CURRENCIES

The Group operates a US$ denominated profit and loss account on foreign exchange. All these balances are sold down daily to sterling. Any profit or loss arising from such trading activity is included within operating (loss)/profit. All monetary assets and liabilities are translated at the closing rate at 22:00 GMT on 31 December 2009.

FOREIGN SUBSIDIARIES

The assets and liabilities of foreign operations are translated into sterling at the rate of exchange ruling at the balance sheet date. Income and expenses are translated at weighted average exchange rates for the year. The resulting exchange differences are recognised in reserves.

CLIENT MONEY

The Group holds money on behalf of clients in accordance with the Client Money Rules of the Financial Services Authority. Such monies and the corresponding liabilities to the clients are included in the balance sheet as disclosed in the notes.

PROVISIONS FOR LIABILITIES AND CHARGES

A provision is recognised when the company has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

SHARE-BASED PAYMENT

The cost of employees’ services received in exchange for the grant of rights under an equity-based employee compensation scheme is measured by reference to the fair value of the equity instruments at the date of the grant. Fair value of the equity instruments at the date of the grant is determined by an external valuer using an appropriate pricing model or using recent arm’s length market transactions.

The Group provides a loan to the employees to purchase the equity instruments through an Employee Benefit Trust at the price equal to the fair value of the equity instruments at the date of the grant.

The cost of employees’ services received in exchange for the grant of rights under the equity-based employee compensation scheme is nil, ie. being the fair value of equity instruments less the purchase price.

There is therefore no charge to the Profit and Loss Account in accordance with FRS20 — Share-based Payment.

SOFTWARE DEVELOPMENT COSTS

Software development costs are capitalised in accordance with the accounting policy given below. Initial capitalisation of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalised management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. At 31 December 2009, the carrying amount of capitalised development costs was £3,810,879 (2008: £4,203,332).

GOODWILL

Positive goodwill arising on acquisitions is capitalised and classified as an asset on the balance sheet and amortised on a straight line basis over its useful economic life up to a presumed maximum of 20 years. It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

2  POST BALANCE SHEET EVENTS

On 5 February 2010, the entire issued share capital of ODL Canada Limited was sold for a total consideration of £1, reflecting the Net Asset Value of the company on that date.

On 30 June 2010, it has been agreed in principle that the intercompany loan to ODL IT Services Limited of £4,311,070 would be forgiven by ODL Group Limited and that ODL IT Services Limited would be wound up before 31 December 2010.

On 30 March 2010, the subordinated loan of £6,500,000 to ODL Securities Limited was converted into 6,500,000 ordinary £1 shares, issued at par value to its immediate parent company, ODL Group Limited to strengthen ODL Securities Limited’s balance sheet and regulatory capital.

On 1 May, 2010 terms were agreed with FXCM Holdings LLC (“FXCM”) for the acquisition of the entire issued share capital of ODL Group Limited in return for a 3.5% equity interest in FXCM and the potential for an additional 3.5% equity interest based on performance for the 12 month period subsequent to closing. ODL Securities also entered into a white label arrangement at the same time with FXCM to provide trading execution services in the interim period prior to closing. The acquisition was completed on 1 October 2010. On 1 October 2010, the Group also received a capital injection of £6,259,999 which consists of £5,000,000 in ordinary shares and £1,259,999 in share premium.

Management is reviewing the usefulness of the capitalised software development cost and may make provisions in the future.

An announcement was made by the UK Government in the Emergency Budget on 22 June 2010 that legislation is to be introduced in the Finance (No. 2) Act 2010 to reduce the main rate of corporation tax from 28% to 27% with effect from 1 April 2011. The Finance (No. 2) Act 2010 was enacted following Royal Assent on 27 July 2010. As part of the Emergency budget the UK Government also announced that it is intended to reduce the main rate of corporation tax further by 1% per annum falling to 24% with effect from 1 April 2014. The directors estimate that the effect of these changes will be to reduce the company’s deferred tax asset by a maximum of £528,213. The losses are likely to be recovered at 24%.

The Group extended the terms of the Employee Facility Agreement for ODL shares so that the agreement only requires the facility to be repaid once FXCM is sold to third party or listed on a recognised stock exchange instead of when the sale of the controlling interest occur. The total loan amount outstanding as at 30 June 2010 was £2,322,599 over 198,638 ODL shares (which as a result of acquisition of ODL by FXCM, are now over FXCM shares). The directors consider it has been impracticable to determine at this stage the financial effect of this modification.

On 1 October 2010 the company transferred certain trade debtors with a gross value of £12.6 million to the former shareholders of the Group. The directors consider that these receivables which have been included in the interim accounts at £nil have no recoverable value.

3  TRADING INCOME

The Group’s trading income comprises a single segment; foreign exchange and derivatives trading and related broking activities, and is sourced from the UK to global customers.

	2009	2008
	£	£
Trading revenues	25,933,756	39,782,549
Interest income	1,201,562	2,605,515
MTM loss on unlisted investments and warrants	(393,546)	(503,573)
Other income (which includes FX gains/losses)	823,692	1,010,726
	27,565,464	42,895,217

4  OPERATING LOSS

	2009	2008
	£	£
OPERATING LOSS IS STATED AFTER CHARGING:
Auditors’ remuneration:
— as auditors	438,715	441,036
— taxation services	43,573	40,188
— other services	3,163	29,375
Operating Leases:
— land and buildings	1,168,311	965,335
Write off of assets in relation to software development	—	890,430
Write off of goodwill	—	4,242,053
Foreign currency translation losses on the over hedging of net investments	—	3,120,000
Commissions due to third parties	1,056,143	587,960
Provision for settlement of software agreement dispute	—	300,000
Depreciation (note 9)	3,085,086	2,896,134

5  EXCEPTIONAL ITEMS

	2009	2008
	£	£
Recognised below operating loss:
Gain on sale of subsidiary	—	92,952
Write down of assets/costs in relation to closure of trading desks	(1,320,498)	—
	(1,320,498)	92,952

6  EMPLOYEES

	2009	2008
	£	£
STAFF COSTS INCLUDING DIRECTORS EMOLUMENTS:
Wages and Salaries	9,556,659	11,135,846
Social security costs	1,194,543	1,681,832
	10,751,202	12,817,678

	No.	No.
AVERAGE NUMBER EMPLOYED INCLUDING DIRECTORS
Trading	87	108
Information technology	35	43
Management and administration	59	61
	181	212

7  INTANGIBLE FIXED ASSETS

GOODWILL	ODL Capital
£
Cost
At 1 January 2008	4,067,278
Write off / impairment	(4,067,278)
At 31 December 2008	—
Amortisation
At 1 January 2008	(52,689)
Charge for the year	(158,068)
Write off / impairment	210,757
At 31 December 2008	—
Net Book Value
At 31 December 2008	—

8  TAXATION

	2009	2008
	£	£
(a) TAX CHARGE BASED ON THE LOSS FOR THE YEAR
Current tax:
UK Corporation tax on results of the year	325,188	—
Adjustments in respect of prior years	(359,194)	194,781
Foreign tax	22,550	1,385,967
	(11,456)	1,580,748
Deferred tax:
Deferred tax credit for the year (see notes 11 and 13)	(3,908,291)	(135,287)
	(3,919,747)	1,445,461
(b) FACTORS AFFECTING TAX CHARGE FOR THE YEAR
The tax assessed for the year is different from the standard rate of corporation tax in the UK (2009:28%; 2008:28.5%). The differences are explained below:
Loss before taxation	(15,294,395)	(5,729,917)
UK Corporation tax thereon	(4,282,431)	(1,633,026)
Depreciation in excess of capital allowances	220,171	306,702
Expenses not deductible for tax purposes	403,657	81,049
Differing rates of overseas tax	—	372,519
Differing rates on tax losses carried back	5,860	—
Utilisation of brought forward tax losses	(148,742)	—
Unutilised losses carried forward	3,776,280	2,235,923
Provision for tax on loans to EBT	340,188	—
Other timing differences	32,755	22,800
Prior year adjustment	(359,194)	194,780
Current tax (credit)/charge	(11,456)	1,580,747

9  TANGIBLE FIXED ASSETS

	Leasehold Improvements	Motor Vehicles	Furniture, Fixtures and Fittings	Computer Equipment	Software Development	Total
	£	£	£	£	£	£
COST
1 January 2009	2,528,202	41,854	692,466	10,460,167	6,659,856	20,382,545
Additions	174,757	—	—	781,523	1,138,173	2,094,453
Disposals	—	—	—	—	(802,278)	(802,278)
31 December 2009	2,702,959	41,854	692,466	11,241,690	6,995,751	21,674,720
DEPRECIATION
1 January 2009	627,092	20,006	463,354	5,163,285	2,456,524	8,730,261
Charge for the year	291,509	10,464	100,363	1,630,033	1,052,717	3,085,086
Disposals	—	—	—	—	(324,369)	(324,369)
31 December 2009	918,601	30,470	563,717	6,793,318	3,184,872	11,490,978
NET BOOK VALUE
31 December 2009	1,784,358	11,384	128,749	4,448,372	3,810,879	10,183,742

At the year-end the Group had capital commitments of £Nil (2008 — £Nil).

Included within the cost of computer equipment is £2,421,532 in respect of assets acquired under a finance lease (2008 — £2,421,532). The amount of depreciation charged in respect of such assets for the year was £189,473 (2008 — £212,574). Cumulative depreciation as at 31 December 2009 was £402,047 (2008- £212,574).

Included within computer software is £231,493 in respect of assets acquired during the year but not brought into use as at 31 December 2009 (2008 — £1,341,275). No depreciation has therefore been charged on these assets within the year.

	Leasehold Improvements	Motor Vehicles	Furniture, Fixtures and Fittings	Computer Equipment	Software Development	Total
	£	£	£	£	£	£
COST
1 January 2008	2,238,532	41,854	808,473	9,152,141	5,714,855	17,955,855
Additions	289,670	—	67,724	2,277,824	1,391,953	4,027,171
Write off / impairment	—	—	(183,731)	(969,798)	(446,952)	(1,600,481)
31 December 2008	2,528,202	41,854	692,466	10,460,167	6,659,856	20,382,545
DEPRECIATION
1 January 2008	374,468	9,543	378,803	3,534,146	1,687,016	5,983,976
Charge for the year	252,624	10,463	151,829	1,629,139	852,079	2,896,134
Write off / impairment	—	—	(67,278)	—	(82,571)	(149,849)
31 December 2008	627,092	20,006	463,354	5,163,285	2,456,524	8,730,261
NET BOOK VALUE
31 December 2008	1,901,110	21,848	229,112	5,296,882	4,203,332	11,652,284

10  FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

The financial assets at fair value through profit and loss consist of (i) listed equity securities that the Group holds as hedges to its portfolio of contracts for difference and (ii) unlisted securities that it holds consisting primarily of equity shares. The fair value of listed securities is determined based on quoted prices in active markets for identical assets, accessible by the Group at the measurement date. The fair value of unlisted is determined based on quoted prices for similar assets in markets that are not active, or other observable inputs other than quoted prices.

	Listed	Unlisted	Total
	£	£	£
1 January 2009	4,995,562	404,358	5,399,920
Additions	9,016,246	—	9,016,246
Market value adjustment recognised in the profit and loss account	(64,831)	(393,546)	(458,377)
Disposals	(3,516,451)	(10,812)	(3,527,263)
31 December 2009	10,430,526	—	10,430,526
1 January 2008	4,747,318	661,719	5,409,037
Additions	5,041,850	246,213	5,288,063
Market value adjustment recognised in the profit and loss amount	(215,908)	(503,573)	(719,481)
Disposals	(4,577,698)	—	(4,577,698)
31 December 2008	4,995,562	404,359	5,399,920

11  DEBTORS

	2009	2008
	£	£
Amounts falling due within one year:
Deferred tax	3,697,489	—
Corporation tax receivable	1,377,647	1,023,538
Trade debtors	15,855,952	24,441,158
Prepayments and accrued income	1,681,161	2,949,943
	22,612,249	28,414,639

Trade debtors include amounts owed by customers, where the amounts owing are fully collateralised. The assets belonging to the customers, used to collateralise these balances, are not held on the balance sheet. Included within creditors are commissions held back as collateral against the above of £1,013,700 (2008-£582,579). The amount is shown net of a bad debt provision of £7,224,097 (2008: £ Nil).

The movement in provisions follows:

£
As at 31 December 2008	—
Provisions	7,224,097
As at 31 December 2009	7,224,097

Of the £7.2m provision above £5.1m was against a specific counterparty and £0.8m was a provision in respect of irregular payments made to an employee that the Group is seeking to recover.

The following table includes an analysis of financial assets by credit quality:

	2009	2008
	£	£
Total neither past due nor impaired	10,164,743	28,414,639
Past due-not impaired	—	—
Past due-impaired	12,447,506	—
	22,612,249	28,414,639

Past due-not impaired are debtors outstanding less than 3 months.

Past due-not impaired are debtors outstanding over 3 months.

	2009	2008
	£	£
Deferred tax is made up of:
Decelerated capital allowances	484,092	(225,601)
Unutilised tax losses	3,213,397	44,800
	3,697,489	(210,801)

	2009	2008
	£	£
Movement in deferred tax:
Balance at the start of the year	(210,801)	(346,088)
Origination and reversal of timing differences	(3,908,290)	110,301
Recognition of previously unrecognised deferred tax assets	—	22,400
Changes in tax rates and tax laws	—	2,546
	3,697,489	(210,801)

The Directors believe that the actions taken to minimise all risks going forward and the acquisition of the Group by FXCM Holdings LLC will ensure that the Group will be able to manage its business risk successfully in the coming months. This will enable the Group to continue to enhance its market position and grow its business to generate sufficient trading profits in future years for the Group to utilise the trading losses carried forward. Hence, the full deferred tax asset was recognised in the 2009 financial statements.

With regard to the unrecognised deferred tax assets, it was not considered more likely than not that there would be sufficient profits/gains in future years against which the capital losses in ODL Securities Limited, the excess management expenses in ODL Group Limited, or the trading losses in ODL IT Services Limited could be relieved. Therefore, deferred tax asset of £1,193,508 (2008: £2,000,599) was not recognised in respect of these losses.

12a)  CREDITORS: amounts falling due within one year

	Group 2009	Group 2008
	£	£
Bank overdraft	122,119	115,844
Trade creditors	185,377,212	157,981,273
Short equity positions	1,557,261	149,523
Corporation tax payable	340,188	86,346
Obligations under finance leases and hire purchase agreements (note 23)	250,401	879,986
Other taxation and social security	282,372	391,508
Other creditors	6,041,574	1,161,184
Accruals and deferred income	4,009,207	4,685,445
	197,980,334	165,451,109
Trade creditors include customer balances of £168,940,115 (2008: £125,170,776).

12b)  CREDITORS: amounts falling due after more than one year

	Group 2009	Group 2008
	£	£
Obligations under finance leases and hire purchase agreements (note 23)	27,476	277,878

13  PROVISIONS FOR LIABILITIES AND CHARGES

	2009	2008
	£	£
Deferred taxation:
1 January	210,801	346,088
Utilised during the year	(210,801)	(135,287)
31 December	—	210,801

14  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The Group’s principal financial instruments, which are held in subsidiaries of the company, other than derivative transactions, comprise cash balances with brokers and customers, and other debtors or creditors that arise through the normal course of business. Derivative transactions with brokers are entered into in the normal course of business in order to hedge market exposures resulting from derivative transactions placed by customers.

Fair Values

There are no significant differences between the fair value of the Group’s financial assets and liabilities and their carrying value in the balance sheet.

Included in Financial assets at fair value through profit and loss are assets, categorised as Level I, valued at the quoted market price of £10,430,526 (2008: £4,995,561) and assets, categorised as Level II, valued at costs except where the board believe that there has been a diminution in value of £Nil (2008: £404,359). There have been no Investments held where the basis of valuation has changed during the year.

Included in Creditors are short equity positions where the valuation is based on the quoted open market price of £1,557,261 (2008: £149,523).

The fair value of the Group’s financial assets and liabilities analysed into appropriate categories, including assets held on behalf of customers on a segregated basis is as follows:

	2009	2008
	£	£
FINANCIAL ASSETS
Financial assets at fair value through profit and loss	10,430,526	5,399,920
Receivables	22,612,249	28,414,639
Cash and cash equivalents	165,612,366	142,383,901
	198,655,141	176,198,460

The Group’s largest credit exposure to any bank at 31 December 2009 was £24,195,492 or 15% of the exposure to all banks and clearers (2008: £34,506,586). The group has no significant exposure to any one particular client in 2009 and 2008. The balance of cash and cash equivalents will fluctuate over the course of the reporting period.

	2009	2008
	£	£
FINANCIAL LIABILITIES
Payables: Current Liabilities	197,980,334	165,451,109

Interest rate profile of financial instruments

The interest rate risk profile of the Group’s financial assets and liabilities at the balance sheet date was as follows:

	Financial Assets			Financial Liabilities
	Floating Rate	Nil Rate	Total	Floating Rate	Nil Rate	Total
	£	£	£	£	£	£
2009:
Sterling	46,135,133	9,462,916	55,598,049	66,442,718	10,424,798	76,867,516
US Dollars	76,709,675	760,898	77,470,573	79,332,917	330,270	79,663,187
Euros	28,187,156	10,259,730	38,446,886	15,939,701	—	15,939,701
Other	16,350,419	10,789,214	27,139,633	25,341,256	168,674	25,509,930
	167,382,383	31,272,758	198,655,141	187,056,592	10,923,742	197,980,334
2008:
Sterling	74,425,229	—	74,425,229	54,915,333	9,129,758	64,045,091
US Dollars	62,704,052	—	62,704,052	90,242,295	244,440	90,486,735
Euros	24,619,578	215,590	24,835,168	8,413,733	—	8,413,733
Other	—	14,234,011	14,234,011	—	2,505,550	2,505,550
	161,748,859	14,449,601	176,198,460	153,571,361	11,879,748	165,451,109

The floating rate financial instruments comprise cash at bank on which interest is earned at bank base rates and amounts due to and from customers and brokers on which interest is paid and received based on LIBOR. Nil rate financial instruments comprise other debtors and creditors on which no interest is received or paid.

All financial instruments mature within one year. The following sensitivity analysis shows the potential impact of significant market moves on revenue. The percentage applied is based upon the Group’s assessment of movements in the relevant markets and is considered to represent a single day’s movement that could be reasonably possible. It does assume that all market positions held by the Group would be affected in the same way and does not take account of any remedial action taken to manage risk that would be undertaken at the time.

	Exposure 2009	Market Movement Applied	Potential Revenue Impact
	£	%	£
ASSET CLASS
Equity Products	11,329,740	10%	1,132,974
Foreign Exchange	43,177,572	2%	863,551
Commodities	2,481,197	20%	496,239
	56,988,509		2,492,764

	Exposure 2008	Market Movement Applied	Potential Revenue Impact
	£	%	£
ASSET CLASS
Equity Products	8,590,385	10%	859,039
Foreign Exchange	63,461,713	2%	1,269,234
Commodities	1,869,463	20%	373,893
	73,921,561		2,502,166

Currency Risk

The functional currency of the Group is sterling. The net monetary assets and liabilities analysed by currency at the balance sheet date were as follows:

	2009	2008
	£	£
Sterling	(21,269,467)	10,380,138
US Dollars	(2,192,614)	(27,782,683)
Euros	22,507,185	16,421,435
Other currencies	1,629,703	11,728,461
	674,807	10,747,351

15  CALLED UP EQUITY SHARE CAPITAL AUTHORISED

	2009	2008
	£	£
111,098,535 ordinary shares of £0.01 each	1,110,985	1,110,985
238,971,150 deferred shares of £0.01 each	2,389,712	2,389,712
	3,500,697	3,500,697
ALLOTTED AND CALLED UP
Ordinary shares of £0.01 each at 1 January	32,207	32,175
Issued during the year	271	32
At 31 December	32,478	32,207
Deferred shares of £0.01 each at 1 January	2,005,460	2,005,460
Issued during the year	—	—
At 31 December	2,005,460	2,005,460
Total at 31 December	2,037,938	2,037,667

On 26 May 2006, there was a re-organisation of share capital, pursuant to which each issued and un-issued ordinary share of £1 each was sub-divided and re-designated as one ordinary share of £0.01 each and ninety nine deferred shares of £0.01 each. On that date the authorised share capital of the Group was increased to £3,500,000.

The Deferred Shares shall entitle the holders to the following rights:

(a) no right to receive any dividend or other distribution;

(b) on a return of capital in a liquidation but not otherwise, the right to receive only the amount paid up on each Deferred Share but only after the holder of each Ordinary Share shall have received £100,000,000 per Ordinary Share and the holders of Deferred Shares shall not be entitled to any further participation in the assets or profits of the Company;

(c) no right to receive notice of, or to attend or vote at, any general meeting of the Company.

The Group funds each of its operating subsidiaries with sufficient capital to ensure it is able to meet its regulatory obligations on a daily basis, in the UK, US and Japan. In doing so, the Board of Directors believe that the interests of all stakeholders, including customers and shareholders, are fully protected. Account is taken of all potential events that could have an impact on that capital.

Controls are in place to constantly monitor the level of capital and the regulatory requirements of the activities within each company. These requirements are based on the level of risk evident in each subsidiary. Primarily they are influenced by the level of market risk and credit risk taken on by the subsidiaries, but additionally by the operational risks, inherent in the markets in which the Group operates.

Capital is provided in the subsidiaries, in the form of share capital and subordinated loans from the Company. When additional capital has been required at any time, further capital has been injected. It is the Board’s policy to maintain the capital within the Company at such a level that enables additional funding of subsidiaries to be made when required. Should there be insufficient capital to inject into a subsidiary, then the activities, and hence the risks undertaken, in that subsidiary would be reduced to ensure that regulatory obligations continue to be met.

16  SHARE PREMIUM ACCOUNT

£
At 1 January 2008	21,239,745
Premium on shares issued	106,400
At 1 January 2009	21,346,145
Premium on shares issued	61,405
At 31 December 2009	21,407,550

17  EBT RESERVE ACCOUNT

£
At 1 January 2008	3,305,024
Movement during year	—
At 1 January 2009	3,305,024
Movement during year	—
At 31 December 2009	3,305,024

18  PROFIT AND LOSS ACCOUNT

£
At 1 January 2008	9,109,548
Retained loss for the year	(7,175,378)
At 1 January 2009	1,934,170
Retained loss for the year	(11,374,648)
At 31 December 2009	(9,440,478)

19  RECONCILIATION OF MOVEMENT IN EQUITY SHAREHOLDERS’ FUNDS

£
At 1 January 2008	29,081,905
Retained loss for the year	(7,175,378)
Movement in share capital (note 15)	32
Movement in share premium (note 16)	106,400
Movement in revaluation reserve	(102,002)
At 1 January 2009	21,910,956
Retained loss for the year	(11,374,648)
Movement in share capital (note 15)	271
Movement in share premium (note 16)	61,405
Movement in revaluation reserve	233,089
At 31 December 2009	10,831,073

20  RECONCILIATION OF OPERATING LOSS TO CASH INFLOW FROM OPERATING ACTIVITIES

	2009	2008
	£	£
Operating loss	(13,973,897)	(5,822,870)
Depreciation (note 9)	3,085,086	2,896,134
Loss from current asset investments	458,377	719,481
Write-off of fixed assets	—	267,614
Net payment relating to current asset investments	(5,488,983)	(710,354)
Closure costs of trading desk	(1,302,498)	—
Amortisation of intangible asset	—	158,068
Decrease/(increase) in debtors	10,902,327	(10,490,486)
Increase in creditors and provisions	32,177,851	22,202,069
Cash inflow from operating activities	25,840,263	9,219,656

21  RECONCILIATION OF NET CASH INFLOW TO MOVEMENT IN NET FUNDS

	2009	2008
	£	£
1 January	141,110,193	139,059,429
Increase in cash for the year	23,228,465	1,059,137
Settlement of finance lease liabilities	879,986	580,876
Bank overdraft	(6,275)	470,751
Net funds at 31 December	165,212,369	141,110,193

22  ANALYSIS OF CHANGE IN NET FUNDS

2009	At Beginning of Year	Cash Flows	At End of Year
	£	£	£
Cash at bank and in hand	142,383,901	23,228,465	165,612,366
Finance lease liabilities	(1,157,864)	879,986	(277,878)
Bank overdraft	(115,844)	(6,275)	(122,119)
Net funds	141,110,193	24,102,176	165,212,369

2008	At Beginning of Year	Cash Flows	At End of Year
	£	£	£
Cash at bank and in hand	141,324,764	1,059,137	142,383,901
Finance lease liabilities	(1,678,740)	520,876	(1,157,864)
Bank overdraft	(586,595)	470,751	(115,844)
Net funds	139,059,429	2,050,764	141,110,193

Net funds are analysed as follows:

	2009	2008
	£	£
Own funds	6,343,365	11,966,757
Client funds	159,146,882	130,301,300
Finance lease liabilities	(277,878)	(1,157,864)
	165,212,369	141,110,193

23  ANNUAL OBLIGATIONS UNDER OPERATING AND FINANCE LEASES AND HIRE PURCHASE CONTRACTS

At 31 December the company had annual commitments under non-cancellable operating leases expiring:

	2009	2008
	£	£
Land and buildings:
Within one year	510,870	—
Greater than five years	403,449	689,648
	914,319	689,648

This relates to the contract for rent and works contributions on the 10 year lease signed on 8th Floor, 10 Lower Thames Street, and also for the co-terminus 9 year lease signed on part of the 5th Floor, 10 Lower Thames Street.

	2009	2008
	£	£
Computer equipment:
Within one year	58,635	—
Between one and five years	109,635	560,734
	168,270	560,734

Amounts due under finance leases and hire purchase contracts:

	2009	2008
	£	£
Within one year	250,401	879,986
Between one and five years	27,476	277,878
	277,877	1,157,864

24  SHARE-BASED PAYMENTS

The Group gives to certain executives and employees of subsidiaries, the opportunity to acquire shares in the Group. Whilst the Group has no cash or financial obligations to any party in respect of any shares granted by the Group, the services in return for which such shares are granted include services provided to those subsidiaries. The purchase price is funded by a loan applied for the benefit of the relevant employees by an Employee Benefit Trust whose funds are provided by the Group. There are no cash settlement alternatives.

Although the employees become the beneficial owner of the Group’s shares on the date of the grant, the employees will not be permitted to sell or charge the shares within the first three years from the date of the grant. Until such time as employees have repaid the loan, the employees will not be entitled to exercise their votes in respect to the Group’s shares. Nor will they be entitled to receive dividends in cash until that time.

The total charge for the year relating to the share-based payment plan is £nil (2008 — £nil) as the fair value of the equity instruments at the date of the grant is equal to the purchase price paid by the employees.

A table detailing the shares outstanding as at 31 December is shown below:

	2009 Shares	2008 Shares
Outstanding as at 1 January	209,211	209,211
Granted during the year	—	—
Forfeited during the year	—	—
Outstanding as at 31 December	209,211	209,211

25  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Group undertakes transactions on behalf of certain members of management and their close families. The transactions are undertaken on a normal arm’s length basis on the same terms available to other members of staff and comply with the FSA’s guidance as to model personal account dealings. Amounts included in client balances at 31 December 2009 attributable, in aggregate, to key management were £82,637 (2008: £51,227).

26  CHARGES ON ASSETS

The Royal Bank of Scotland holds a fixed charge dated 10 June 2004 over all right, title and interest to the ODL Securities Limited Margin Account and all sums standing to the credit thereof as security for the payment of secured obligations.

	2009	2008
	£	£
The value of these at 31 December	5,428,167	462,541

27  CONTINGENT LIABILITIES

The Group had no contingent liabilities at the balance sheet date.

28  COLLATERAL

The Group receives and pledges non-cash collateral in the form of equity shares. The market value of non-cash collateral at the end of the year was as follows:

	2009	2008
	£	£
Received and pledged in respect of CFD margin accounts	6,848,306	7,354,900

The Group accepts collateral from clients in the form of share or other securities which mitigate the Group’s credit risk. Clients retain title to the securities lodged whilst their trading account is operating normally, but are required to sign a collateral agreement which will allow the Group to take title and sell the securities in the event of the client defaulting on any margin obligation.

29  ULTIMATE CONTROLLING PARTY AND PARENT UNDERTAKING

Gardenparty Limited, a company incorporated in the Isle of Man owns 51.4% of the issued equity share capital of ODL Group Limited.

The ultimate controlling party is IFX Trust.

30  TRANSACTION WITH DIRECTOR

During the year ending 31 December 2008, the group disposed of its investment in ODL Monaco SAM to John Paul Thwaytes, a director of the company. Transactions entered into, and balances outstanding at 31 December 2008 are as follows:

ODL Monaco SAM
£
Gain on sale of subsidiary	154,185
Write down of loan	61,232
Amount owed by John Paul Thwaytes	279,955

31  FINANCIAL RISK MANAGEMENT

Risks faced by the Group fall under the following categories:

•	Market risk, including interest rate risk in the trading book

•	Credit risk

•	Operational risk

•	Liquidity risk

•	Strategic (or business) risk

•	Reputational risk

Each of these risks is described below:

Market risk

The most significant risk on a day to day basis is Market Risk. This is the risk that:

•
exposures to market price fluctuations inherent in the positions held by the Group, are excessive in comparison with the capital held within the business such that an adverse move in the pricing of those positions, could cause a material loss to arise; and

•	the hedging strategies adopted by the business to limit its exposure to fluctuations in market prices of the positions it holds prove to be flawed.

During 2008 the group was over hedging FX positions. This was rectified in 2009 and stricter guidelines set for the hedging of FX positions.

Market risk is managed principally by:

•
the regular setting and review by the Risk Committee of dealing mandates with ratification by the Board of Directors, that is the amount the Group is willing to risk and hence the size of its allowed proprietary positions; and

•	the continuing monitoring of adherence to these mandates and limits: and

•	the daily production for senior management of information on dealing profitability.

Given the volatility of earnings experienced in early 2009 and the losses incurred, the Board has taken the decision to reduce the level of market risk it is prepared to accept. The result of this is that for a larger proportion of our business, no market risk will be taken as positions arising directly from client activity will be hedged directly with our counterparties, thus improving the quality of earnings by reducing volatility, in removing exposures to market fluctuations. The Board consider the revised levels of exposure now being taken and those planned to be taken to be acceptable in the overall risk framework of the business and its business model.

Credit risk

Within the Group, credit risk is the risk that:

•	a bank will be unable to repay the monies deposited with it;

•	a market counterparty through which the Group hedges its exposures, will be unable to settle the deals made through it or to repay the monies that it is holding on the Group’s account;

•
a customer is unable to make good a deficit on his account brought about by losses, whether created by utilising a credit allocation or by incurring losses at such a rate that the margin held on the account proves to be insufficient; or

•	a customer, a counterparty or a bank to which the Group has a large exposure relative to its capital fails.

The Group is therefore exposed to counterparty, credit and concentration risk.

These risks are managed in the main by:

•	the establishment and operation of standard margining rules for all clients by the Credit Committee with ratification by the Board;

•	the setting and regular review of specific margining rules and credit limits by the Credit Committee and their subsequent reporting to the Board;

•	the continuous monitoring of credit exposures and by the use of segregated accounts;

•	all credit lines offered are discussed and approved by the Credit Committee;

•	clear and consistent rules have been established regarding the closing out of customer positions in the event of customer losses;

•	customer losses are regularly reviewed and, if significant, further proofs of supporting funds are requested;

•	the creditworthiness of all new counterparties and banks is analysed by the Credit Committee;

•
the creditworthiness of all existing counterparties and banks is reviewed annually or semi annually, dependant on the nature of the customer and notification limits for debit balances are set by the Credit Committee;

•	balances with counterparties are reconciled and settled daily; and

•	all customer funds nominated for segregation are held in segregated bank accounts.

The market place in which the Group operates is centred on giving clients leverage to trade products. The Group grants credit to a very small number of clients to allow them to trade without depositing the entire initial margin, and additionally, the clients are not called for running losses until the amount due exceeds the credit limit, which means their losses can come up to the credit line limit without resulting in a margin call. The risk appetite will be impacted by the nature of specific clients and the products that they trade.

Historically, the occurrence of bad debts tended to be caused by specific control failures which were addressed, rather than a lack of understanding of relevant risk or the means of measuring it. As stated above, following the year end, a review of trade receivables and current assets and the management of credit risk was undertaken. Weaknesses in the management of credit risk were uncovered, which resulted in the recoverability of certain receivables and assets being reassessed and credit controls being significantly strengthened.

Operational risk

The Group has internal processes in place to alleviate the different forms of operational risk it is exposed to. Principally, these risks can be summarised as follows:

•	Financial Risk

•	IT Risk

•	Legal and Compliance Risk

•	People Risk

Operational risk is managed generally by:

•	the determination of operational processes in all areas within the business and the establishing of policies aimed at building and strengthening the controls around those processes; and

•	the implementation of those controls covering the organisational and informational processes set out in those policies.

More specifically:

Financial Risk is the risk that incorrect or untimely reporting of financial information results in:

•	the business’s financial position being incorrectly stated;

•	the Group failing to meet its regulatory capital requirements;

•	the Group’s financial forecasting being deficient, resulting in inadequate resources being available; and

•	the Group’s customer funds are not segregated in the correct manner.

The following controls are used to measure and manage these risks:

•	daily and monthly financials produced for review by senior management;

•	semi annual budgetary process involving all areas of the business with a review process and sign off that involves “buy-in” from all;

•	variances between amounts budgeted and actuals reported, investigated and explained;

•	formal reconciliation procedures over all trading and non trading processes and balances;

•	the Capital Resources and Resources Requirement prepared and distributed daily and any major movements or large uses of capital are investigated; and

•	segregated accounts reconciled daily.

IT Risk is the risk arising from:

•	IT technology that is insufficiently adequate for its intended purposes;

•	an IT strategy that is flawed in its conception of what is required or what are the processes required to implement it;

•	failure in the implementation of an IT strategy or specific IT projects, including the risk that an essential improvement to a system, will not deliver the functionality as expected or on time;

•	the compromising of the security surrounding the Group’s systems; and

•	failure of the Group’s systems themselves.

Legal and Compliance Risk is the risk of the Group:

•
breaking the law or not complying with regulations, industry requirements, ethical standards or industry prescribed practices, including treating customers fairly, either deliberately or accidentally because its understanding of the law or the regulations is incomplete or not up to date;

•	breaching a law or a regulation relating to money laundering or other financial crimes; and

•	failing to enforce a contractual obligation against a counterparty.

The Group manages theses risks by utilising the following controls:

•	the Compliance and Human Resources Departments maintain documented policies and procedures to assist with the management of these risks;

•	compliance staff are recruited with appropriate experience to ensure that compliance issues are handled promptly and correctly;

•	professional advisers are utilised to ensure legal developments in all areas and amendments to regulatory requirements are identified and the appropriate action taken in good time;

•	professional advisers are encouraged to be pro-active in highlighting legislative and regulatory developments; and

•	the training of staff throughout the Group is continuous to ensure that they are enabled with the knowledge of all legislative and regulatory developments.

People Risk is the risk of:

•	the management of the Group becomes stretched and unable to operate efficiently;

•	employment or workplace practices are inadequate for the purpose intended;

•	the standard of employees within the Group is inadequate;

•	recruitment policies within the Group are flawed;

•	staff become ineffective or de-motivated;

•	key staff leaving at short notice resulting in the loss of specific skills and knowledge;

•	employees act in a criminal or malicious way; and

•	the business breaking health and safety regulations or employment law.

The Group uses the following controls to measure and manage these risks:

•	the management structure is dictated by the Board, which itself includes independent non-executive directors

•
the structure is layered involving board directors with responsibility for specific areas and a series of committees designed to ensure control procedures operate effectively, thus ensuring that there is effective communication and control within the business;

•	HR policies are in place and are communicated to all staff;

•	staff are appraised on an annual basis;

•	staff training is administered and recorded by the HR Department;

•	all directors and other key personnel are on 3 or more months notice;

•	HR staff are recruited with appropriate experience to ensure that all HR issues are handled in the right manner;

•	staff are recruited in accordance with documented procedures, with references and credit checks taken on every occasion;

•	segregation of duties is embedded within the business; and

•	compulsory staff holidays are enforced by written procedures.

Liquidity risk

The nature of its business requires the Group to enter into and settle trades at short notice and to have the funding in place to do so. The Group is therefore exposed to liquidity risk.

Historically, the Group has not experienced any material costs relating to liquidity risk. The Board considers the likelihood of a material loss occurring to be remote.

The following controls are used to measure and manage this risk:

•
a range of counterparties, with whom regular meetings are held to provide them with up to date information on the Group’s financial position and control environment, are used to ensure the continuance of settlement facilities on competitive terms;

•	constant review of lines in place and the terms offered to the Group’s customers; and

•	a project to implement a Management Information System is in process, this should include a newly developed working capital report.

The Group’s assessment of its liquidity risk exposure is that:

•	the business is currently debt free with sufficient funds generated by its own capital, allied with non-segregated customer funds;

•
although the conditions evident in the current market place would make it more difficult, should the Group have a requirement to borrow funds, the acquisition by FXCM Holdings LLC will provide the necessary liquidity should it be needed; and

•
overall, the level of risk specifically relating to liquidity is assessed as low. Most of the scenarios where the Group would potentially suffer failure because of a lack of liquidity, would be from events relating to operational, credit and market risk. There is however the risk that events outside the control of the Group may impact on overall market liquidity and while the likelihood of such events taking place in the near future have reduced in recent times, nevertheless the risk still exists. There would in those circumstances be the need to raise additional funds to provide liquidity.

Strategic risk

The Group faces the risk that the strategy it has adopted will be poorly executed or that it will not be sufficient to cope with major changes in the constantly changing sector in which it operates. It also faces the risk that the implementation of a change in strategy may have an impact on the controls put in place to manage risk.

The following controls are used to measure and manage this risk:

•
the ODL Group is managed by the board of ODL Group Limited. The board includes two independent non-executive directors, John-Paul Thwaytes and Sean Park, both with extensive experience in the Financial Services industry. The board meets on a regular basis, at least every three months, with ad hoc meetings in between to discuss specific issues. The board sets the strategic direction of the Group going forward;

•
the Company itself has regular quarterly and monthly board meetings, whilst each trading subsidiary has monthly board meetings numbering at least nine each year, aimed at ensuring that strategy is properly communicated, implemented and measured. The members of the subsidiary boards cover all areas within the business. Possible changes in the business environment that might materially affect the performance of the Group are analysed as and when required. In addition, many other meetings containing all board members take place during the year to discuss specific issues.

•
a formal budgeting process is carried out each year, ensuring that the strategy adopted is understood by all concerned, with constant comparison of performance against the budget taking place throughout the year;

•
beneath the subsidiary companies’ boards sit a number of additional committees which cover various aspects of the operation of the business. These committees ensure that the strategy is followed and that anything of significant magnitude or importance that may have an impact on the strategy of the business is reported to the board in an efficient and timely manner;

•
for each material initiative there is a formal project sign off by all relevant areas. Each project requires a sponsor and a project manager. The project is then managed against specified milestones by the New Business Committee;

•	key elements of the Group’s risk control, including a high level framework in the form of the Strategic Risk Register, are documented; and

•	the Group has a specific Risk Manager appointed to have specific responsibility for the assessment of risk within each subsidiary and at group level.

The assessment of its strategic risk exposure is that the Group’s corporate structure and the control framework that it has implemented mean that there are significant controls in place to ensure business decisions and their implementation are documented and communicated.

Reputational risk

The reputation allied with goodwill that a business has in the sector that the Group operates is important to the future profitability of the business. A sudden loss of reputation, for whatever reason, could have an impact on the profitability of a company.

The vast majority of reasons why a business could suffer damage to its reputation arise from the risks covered above and thus the controls adopted to manage such risks also protect the Group’s reputation. There are obviously risks in addition to those set out above, including those external to the Group itself, which could damage the reputation of the Group so that it suffers a material loss. Examples of such risks could be a major fraud occurring at a direct competitor, bringing the industry into disrepute or the arrest of a senior executive for a non-business related crime.

These types of risk are virtually impossible to manage prior to an event taking place. Limiting the damage to the Group’s reputation should such an event occur, therefore would be the major thrust of risk management in this sphere.

The assessment of its reputational risk exposure is that the Group’s main exposure to reputational risk lies in events which would impact the industry in general. Whilst Public Relations activity and communication with clients would be used to limit the damage should such an event take place, there is a limit to which the risk of loss can be mitigated.

The directors, however, believe that, as historically for both the Group and the market in general, there have been no such events that have damaged the Group’s reputation and therefore the risk of incurring a material loss as a result of reputational risk is remote.

32  RECONCILIATION BETWEEN U.K. AND U.S. GAAP

The accompanying consolidated financial statements of ODL Group have been prepared in accordance with applicable accounting standards as adopted by the United Kingdom, or U.K. These accounting principles differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. Below a discussion is presented of the principal differences between U.K. GAAP and U.S. GAAP that are significant to ODL Group’s financial statements.

(1) Software development costs

Software development expenses are capitalized under U.K. GAAP as intangible assets if they have a readily ascertainable market value. Under U.S. GAAP, preliminary stage and post implementation costs are expensed if not adding material functionality.

(2) Goodwill

Under U.K. GAAP, goodwill arising out of acquisitions is amortized on a straight line basis while under U.S. GAAP, goodwill is not amortized but reviewed for impairment. Goodwill amortized in U.K. GAAP prior to 2008 of £52,689 would have been reversed under U.S. GAAP and expensed in 2008 as part of the impairment charge of that year. The 2008 amortization charge in U.K. GAAP of £158,068 would have been included in the U.S. GAAP impairment charge.

Classification changes to conform to U.S. GAAP

Exceptional items

Certain exceptional items are shown in the Group U.K. GAAP profit and loss account after operating loss. Under U.S. GAAP all of these items would be classified as operating profits or expenses.

Deferred taxation

Under U.K. GAAP, all deferred tax amounts are classified as current in the balance sheet. Under U.S. GAAP, amounts are classified as current or non-current based on the nature of the related asset or liability. As of 31 December, 2009 only £652,101 of the Group’s deferred tax asset would be classified as current under U.S. GAAP.

Profit and loss account	2009	2008
	£	£
Loss after taxation as reported in the Group profit and loss account	(11,374,648)	(7,175,378)
Adjustments to conform net income to U.S. GAAP
Capitalization of software costs(1)	252,211	(29,171)
Goodwill(2)	—	(52,689)
Deferred tax on above adjustments	(70,619)	23,330
Loss after taxation according to U.S. GAAP	(11,193,056)	(7,233,908)

Comprehensive income

Comprehensive loss under U.S. GAAP, is summarized as follows:

	2009	2008
	£	£
Loss in accordance with U.S. GAAP	(11,193,056)	(7,233,908)
Currency translation differences	233,089	(102,002)
Comprehensive loss in accordance with U.S. GAAP	(10,959,967)	(7,335,910)

Movements in other comprehensive income amounts are as follows:

Currency translation differences
£
At January 1, 2008	Nil
Arising in the period	(102,002)
At December 31, 2008	(102,002)
Arising in the period	233,089
At December 31, 2009	131,087

Shareholders’ funds	2009	2008
	£	£
Equity shareholders’ funds as reported in the Group balance sheet	10,831,073	21,910,956
Adjustments to conform equity to U.S. GAAP
Capitalization of software costs(1)	(742,465)	(994,676)
Deferred tax on above adjustments	212,864	283,483
Equity shareholders’ funds according to U.S. GAAP	10,301,472	21,199,763

Consolidated statements of cash flows

The consolidated statements of cash flows presented under U.K. GAAP present substantially the same information as those required under U.S. GAAP but differ with regard to the classification of items within the statements.

Under U.K. GAAP, if applicable, cash flows are presented separately for operating activities, dividends from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends and management of liquid resources and financing. U.S. GAAP, however, require only three categories of cash flow to be reported; operating, investing and financing. Under U.S. GAAP, cash paid or received for interest and income taxes would be included in operating activities and capital expenditure would be included within investing activities. Under U.K. GAAP, taxes paid are presented as a separate class of items while they are considered operating cash flows under U.S. GAAP.

The Group held £6,465,484 and £12,082,601 in cash and cash equivalents — own funds as of December 31, 2009 and 2008 respectively.

In addition the Group held £159,146,882 and £130,301,300 in cash and cash equivalents — client funds as of December 31, 2009 and 2008 respectively. Cash and cash equivalents — client funds represents cash held to fund customer liabilities in connection with foreign currency transactions. The balance arises primarily from cash deposited by customers, customer margin balances, and cash held by FX market makers related to hedging activities. A portion of the balance is not available for general use due to legal restrictions in accordance with the FSA. These legally restricted balances were £48,569,707 and £50,577,677 as of December 31, 2009 and 2008, respectively.

The categories of cash flow activity under US GAAP can be summarized as follows:

For The Year Ended 31 December:	2009	2008
	£	£
Cash inflow from operating activities	(2,455,638)	6,038,301
Cash outflow from investing activities	(3,226,650)	(4,526,187)
Cash outflow from financing activities	61,676	185,569
Increase in cash and cash equivalents	(5,620,612)	1,697,683
Effect of foreign exchange adjustments	3,495	(268,230)
Cash and cash equivalents — own funds at the start of the year	12,082,601	10,653,148
Cash and cash equivalents — own funds at the end of the year	6,465,484	12,082,601

Impact of recent changes to US GAAP

There were no recent changes to US GAAP that would have a material impact on the Company’s financial statements.

ODL Group Limited

Group Profit and Loss Account (unaudited)
For the six month periods ended 30 June

	Note	30 June 2010	30 June 2009
		£	£
Trading income	3	16,438,279	14,328,095
Administrative expenses		(25,199,849)	(24,482,776)
Operating loss	4	(8,761,570)	(10,154,681)
Exceptional items	5	—	(1,020,755)
Loss on ordinary activities before taxation		(8,761,570)	(11,175,436)
Taxation	7	(25,739)	3,730,168
Loss after taxation		(8,787,309)	(7,445,268)

All of the Group’s activities during the six month period and preceding six month period are classed as continuing.

ODL Group Limited

Group Statement of Total Recognised Gains and Losses unaudited)
For the six month periods ended 30 June

	30 June 2010	30 June 2009
	£	£
Loss for the period	(8,787,309)	(7,445,268)
Currency translation difference on foreign currency net investments	(286,175)	283,571
Total recognised loss relating to the period	(9,073,484)	(7,161,697)

ODL Group Limited

Group Balance Sheet (unaudited)
As at

	Note	30 June 2010	31 December 2009
		£	£
FIXED ASSETS
Tangible assets	8	5,699,617	10,183,742
CURRENT ASSETS
Financial assets at fair value through profit and loss	9	193,839	10,430,526
Debtors	10	13,163,264	22,612,249
Cash at bank and in hand including short term deposits
— own funds		2,493,124	6,465,484
— client funds		112,454,819	159,146,882
		128,305,046	198,655,141
CREDITORS: amounts falling due within one year	11	(132,189,903)	(197,980,334)
NET CURRENT (LIABILITIES)/ASSETS		(3,884,857)	674,807
TOTAL ASSETS LESS CURRENT LIABILITIES		1,814,760	10,858,549
CREDITORS: amounts falling due after more than one year	11	(7,811)	(27,476)
NET ASSETS		1,806,949	10,831,073
CAPITAL AND RESERVES
Called up equity share capital	13	2,038,154	2,037,938
Share premium account	14	21,456,696	21,407,550
EBT reserve account	15	(3,305,024)	(3,305,024)
Cumulative translation reserve	17	(155,090)	131,087
Profit and loss account	16	(18,227,787)	(9,440,478)
EQUITY SHAREHOLDERS’ FUNDS	17	1,806,949	10,831,073

ODL Group Limited

Group Cash Flow Statement (unaudited)
For the six month periods ended 30 June

	Note	30 June 2010	30 June 2009
		£	£
CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES	18	(50,235,211)	24,747,893
TAXATION
Corporation tax (paid)/received		(15,807)	269,554
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets		(305,191)	(935,523)
		(50,556,209)	24,081,924
ACQUISITION AND DISPOSAL
Net cash disposed on sale of subsidiary		(900)	—
FINANCING
Issue of ordinary share capital		49,361	—
Settlement of financial lease liabilities		(156,675)	(497,334)
(DECREASE)/INCREASE IN CASH	19	(50,664,423)	23,584,590

ODL Group Limited

Notes to the unaudited Financial Statements

1  PRINCIPAL ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention modified by the valuation of derivative transactions and listed investments.

The foreign exchange profit and loss account has been based on closing prices at 22:00 hours on 30 June 2010.

BASIS OF CONSOLIDATION

The Group’s financial statements consolidate the financial statements of the company and its subsidiary undertakings.

Intra-group profits, assets and liabilities are eliminated on consolidation. Profits and losses of companies entering or leaving the Group have been included from the date of acquisition or up to the date of disposal. The net assets of the subsidiaries acquired are included on the basis of their fair value.

TRADING INCOME

Trading income represents profits and losses on foreign currency trading, derivatives, and commissions receivable from brokering activities; all foreign exchange and OTC option contracts are marked to market and the resulting unrealised profit or loss is recognised. Commissions receivable are credited to the profit and loss account on a trade date basis.

Revenue is recognised when it is probable that economic benefits associated with the transaction will flow to the Group and the revenue can be reliably measured.

Finance revenue is accrued on a timely basis, by reference to the principal outstanding and at the effective interest rate applicable.

Commission receivable, which are recognised gross of commission payable when in substance the Group acts as principal, are credited to the profit and loss account on a trade date basis.

FINANCIAL ASSETS

The Group classifies its financial assets in the following category: financial assets at fair value through profit and loss. The Group determines the classification of its financial assets at initial recognition and re-evaluates this designation at each financial year end. When financial assets are recognised initially, they are measured at fair value, being the transaction price plus directly attributable transaction costs. Purchase and sales of financial assets are recognised on the trade date, being the trade date that the company commits to purchase or sell the financial assets.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Financial assets are classified in this category if they are acquired for sale in the short term. These financial assets are carried in the balance sheet at fair value with gains or losses being recognised in the profit and loss account.

FAIR VALUES

The fair value of quoted investments is determined by reference to bid prices at the close of business on the balance sheet date. Where there is no active market, fair value is determined using valuation techniques. These include using recent arm’s length market transactions and reference to the current market value of another instrument which is substantially the same. Where there is no reasonable basis for fair valuing and the fair value cannot be measured reliably, assets will be carried at cost. Financial assets are classified in this category if they are acquired for sale in the short term. These financial assets are carried in the balance sheet at fair value with gains or losses being recognised in the profit and loss account.

DEPRECIATION

Depreciation of tangible fixed assets is charged by equal annual installments commencing with the year of acquisition or when the assets are being taken into use at rates estimated to write off their cost over their expected useful lives, which are as follows:

Motor vehicles	—	4 years
Computer equipment	—	4 years
Furniture, fixtures and fittings	—	4 years
Software development	—	4 years
Leasehold improvements	—	Over the period of the lease

The carrying values of tangible fixed assets, are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

DEBTORS

Debtors are stated at their recoverable value. At each balance sheet date debtors are reviewed to determine whether there is an indication of impairment. If any such indication exists, the recoverable amount is estimated. A provision for impairment is recognised in the profit and loss account. The provision is subject to management review.

LEASES AND HIRE PURCHASE CONTRACTS

Assets held under finance leases, which are leases where substantially all the risks and rewards of ownership have passed to the Group, and hire purchase contracts are capitalised in the balance sheet and depreciated over the shorter of the lease term and the asset’s useful lives. The capital element of future obligations under leases and hire purchase contracts is included as a liability in the balance sheet. The interest elements of rental obligations are charged in the profit and loss account over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the lease term. Lease incentives are recognised over the shorter of the lease term and the date of the next rent review.

DEFERRED TAXATION

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the company’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.

EMPLOYEE BENEFIT TRUST

The assets and liabilities of the Employee Benefit Trust (EBT) have been included in the Group financial statements. Any assets held by the EBT cease to be recognised on the Group balance sheet when the assets vest unconditionally in identified beneficiaries. The costs of purchasing own shares held by the EBT are shown as a deduction against equity. The proceeds from the sale of own shares held increase equity. Neither the purchase nor sale of own shares leads to a gain or loss being recognised in the Group income statement.

FOREIGN CURRENCIES

The Group operates a US$ denominated profit and loss account on foreign exchange. All these balances are sold down daily to sterling. Any profit or loss arising from such trading activity is included within operating (loss) / profit. All monetary assets and liabilities are translated at the closing rate at 22:00 on 30 June 2010.
FOREIGN SUBSIDIARIES

The assets and liabilities of foreign companies are translated into sterling at the rate of exchange ruling at the balance sheet date. Income and expenses are translated at weighted average exchange rates for the year. The resulting exchange difference are recognised in the reserves.

CLIENT MONEY

The Group holds money on behalf of clients in accordance with the Client Money Rules of the Financial Services Authority. Such monies and the corresponding liabilities to the clients are included in the balance sheet as disclosed in the notes.

PROVISIONS FOR LIABILITIES AND CHARGES

A provision is recognized when the company has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

SHARE-BASED PAYMENT

The cost of employees’ services received in exchange for the grant of rights under an equity-based employee compensation scheme is measured by reference to the fair value of the equity instruments at the date of the grant. Fair value of the equity instruments at the date of the grant is determined by an external valuer using an appropriate pricing model or using recent arm’s length market transactions.

The Group provides a loan to the employees to purchase the equity instruments through an Employee Benefit Trust at the price equal to the fair value of the equity instruments at the date of the grant.

The cost of employees’ services received in exchange for the grant of rights under the equity-based employee compensation scheme is nil, ie: being the fair value of equity instruments less the purchase price.

There is therefore no charge to the Profit and Loss Account in accordance with FRS20 — Share-based Payment.

SOFTWARE DEVELOPMENT COSTS

Software development costs are capitalised in accordance with the accounting policy given below. Initial capitalisation of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalised management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. At 30 June 2010, the carrying amount of capitalised development costs was £133,949 (31 Dec 2009: £3,810,879).

2  POST BALANCE SHEET EVENTS

On 1 May 2010 terms were agreed with FXCM Holdings, LLC (“FXCM”) for the acquisition of the entire issued share capital of ODL Group Limited. On 1 October 2010, pursuant to an amended agreement, FXCM acquired ODL Group Limited for a 5.25% equity interest in FXCM. ODL Securities also entered into a white label arrangement at the same time with FXCM to provide trading execution services in the interim period prior to closing. The acquisition was completed on 1 October 2010. On 1 October 2010, the Group also received a capital injection of £6,259,999 which consists of £5,000,000 in ordinary shares and £1,259,999 in share premium.

An announcement was made by the UK Government in the Emergency Budget on 22 June 2010 that legislation is to be introduced in the Finance (No. 2) Act 2010 to reduce the main rate of corporation tax from 28% to 27% with effect from 1 April 2011. The Finance (No. 2) Act 2010 was enacted following Royal Assent on 27 July 2010. As part of the Emergency budget the UK Government also announced that it is intended to reduce the main rate of corporation tax further by 1% per annum falling to 24% with effect from 1 April 2014. The directors estimate that the effect of these changes will be to reduce the company’s deferred tax asset by a maximum of £528,213. The losses are likely to be recovered at 24%.

The Group extended the terms of the Employee Facility Agreement for ODL shares so that the agreement only requires the facility to be repaid once FXCM is sold to third party or listed on a recognised stock exchange instead of when the sale of the controlling interest occur. The total loan amount outstanding as at 30 June 2010 was £2,322,599 over 198,638 ODL shares (which as a result of acquisition of ODL by FXCM, are now over FXCM shares). The directors consider it has been impracticable to determine at this stage the financial effect of this modification.

On 1 October 2010 the company transferred certain trade debtors with a gross value of £12.6 million to the former shareholders of the Group. The directors consider that these receivables which have been included in the interim accounts at £nil have no recoverable value.

On March 31, 2011, FXCM through ODL Group Limited acquired the retail foreign exchange business of GCI a Japan-based foreign exchange provider for $5 million net of cash received, subject to certain adjustments.

On October 7, 2011, FXCM through ODL Group Limited acquired Foreland Forex Co. Limited, a Japan based foreign exchange provider, for $17.0 million net of cash received.

3  TRADING INCOME

The Group’s trading income comprises a single segment; foreign exchange and derivatives trading and related broking activities, and is sourced worldwide.

	30 June 2010	30 June 2009
	£	£
Trading revenues	15,770,678	14,453,709
Interest Income	385,799	730,380
MTM loss on investments	(19,613)	(514,574)
Other income (which includes FX losses)	301,415	(341,419)
	16,438,279	14,328,096

4  OPERATING LOSS

	30 June 2010	30 June 2009
	£	£
OPERATING LOSS IS STATED AFTER CHARGING:
Auditors’ remuneration
— as auditors	184,003	183,220
— taxation services	52,379	48,403
— other services	—	3,163
Operating leases
— land and buildings	641,789	595,550
Commissions due to third parties	743,280	482,628
Loss on disposal of fixed assets	3,325,378	477,909
Debtors provision	5,624,513	7,366,611
Depreciation (note 8)	1,463,937	1,551,719

On 5 February 2010, the entire issued share capital of ODL Canada Limited was sold for a total consideration of 1CAD, and no gain or loss arose.

5  EXCEPTIONAL ITEMS

	30 June 2010	30 June 2009
	£	£
Recognised below operating loss:
Write down of assets/costs in relation to closure of trading desks	—	1,020,755
	—	1,020,755

6  DIRECTORS AND EMPLOYEES

	30 June 2010	30 June 2009
	£	£
STAFF COSTS INCLUDING DIRECTORS’ EMOLUMENTS
Wages and salaries	4,368,767	5,821,585
Social security costs	482,749	653,735
	4,851,516	6,475,320

	No.	No.
AVERAGE NUMBER EMPLOYED INCLUDING DIRECTORS
Trading	85	93
Information technology	30	37
Management and administration	35	63
	150	193

The Group does not pay any amounts in respect of pension contributions.

7  TAXATION

	30 June 2010	30 June 2009
	£	£
(a) TAX CHARGE/(CREDIT) BASED ON THE LOSS FOR THE PERIOD
Current tax:
UK Corporation tax on results of the period	—	(15,000)
Adjustments in respect of prior periods	—	(19,006)
Foreign tax	25,739	(33,116)
	25,739	(67,122)
Deferred tax:
Deferred tax credit for the period (see note 10)	—	(3,663,046)
	25,739	(3,730,168)
(b) FACTORS AFFECTING TAX CHARGE/(CREDIT) FOR THE PERIOD
The tax assessed for the period is different from the standard rate of corporation tax in the UK (2010:28%; 2009:28%). The differences are explained below:
Loss before taxation	(8,761,570)	(11,175,436)
UK Corporation tax thereon	(2,453,240)	(3,129,122)
Expenses/(income) not deductible/(assessable) for tax purposes	490,803	(398,997)
Depreciation in excess of capital allowances	1,293,088	367,536
Prior year adjustment	—	(359,194)
Unutilised losses carried forward	797,395	3,254,141
Other timing differences	26,600	16,176
Provision for tax on loans to EBT	—	340,188
Differing rates on tax losses carried back	—	(1,000)
Utilisation of brought forward tax losses	(130,175)	(123,734)
Differing rates of overseas tax	1,268	(33,116)
Current tax charge/(credit)	25,739	(67,122)

c) The group has trading losses carried forward at 30 June 2010 of £521,736 (31 December 2009: £521,738) which are available indefinitely for use against future trading profits arising in ODL IT Services Limited. Deferred tax is not being recognised in relation to this loss, as it is the opinion of the directors that it is not more likely than not that there will be sufficient trading profits in future periods against which the loss could be relieved.

The group also has trade losses carried forward at 30 June 2010 of £2,384,854 (31 December 2009: £nil), which available indefinitely for use against future trading profits arising in ODL Securities Limited. Deferred tax is not being recognised in relation to this loss, as it is the opinion of the directors that it is not more likely than not that there will be sufficient profits in future periods against which the loss could be relieved.

The group also has decelerated capital allowances at 30 June 2010 of £4,028,310 (31 December 2009: £nil), which available indefinitely for relief against future profits arising in ODL Securities Limited. Deferred tax is not being recognised in relation to this, as it is the opinion of the directors that it is not more likely than not that there will be sufficient profits in future periods against which the decelerated capital allowances could be relieved.

The group also has a general provision carried forward at 30 June 2010 of £95,000 (31 December 2009: £nil), which available indefinitely for use against future profits arising in ODL Securities Limited when provision is released. Deferred tax is not being recognised in relation to this provision, as it is the opinion of the directors that it is not more likely than not that there will be sufficient profits in future periods against which the provision could be reversed.

The group also has decelerated capital allowances at 30 June 2010 of £589,860 (31 December 2009: £nil), which are available indefinitely for relief against future profits arising in ODL Group Limited. Deferred tax is not being recognised in relation to this, as it is the opinion of the directors that it is not more likely than not that there will be sufficient profits in future periods against which the decelerated capital allowances could be relieved.

The group also has capital losses carried forward at 30 June 2010 of £378,005 (31 December 2009: £378,005), which are available indefinitely for use against future capital gains arising in ODL Securities Limited. Deferred tax is not being recognised in relation to this loss, as it is the opinion of the directors that it is not more likely than not that there will be sufficient capital gains in future periods against which the loss could be relieved.

The total movement in unrecognised deferred tax in the six month period to 30 June 2010 is £1,987,446 (2009: £123,735).

8  TANGIBLE FIXED ASSETS

			Furniture,
	Leasehold	Motor	Fixtures and	Computer	Software
	Improvements	Vehicles	Fittings	Equipment	Development	Total
	£	£	£	£	£	£
COST
1 January 2010	2,702,960	41,854	692,466	11,241,690	6,995,751	21,674,721
Additions	204,743	—	—	—	100,448	305,191
Disposals	—	—	—	(3,229)	(5,294,455)	(5,297,684)
30 June 2010	2,907,703	41,854	692,466	11,238,461	1,801,744	16,682,228
DEPRECIATION
1 January 2010	918,602	30,470	563,717	6,793,318	3,184,872	11,490,979
Charge for the period	176,278	5,232	44,164	783,035	455,228	1,463,937
Disposals	—	—	—	—	(1,972,305)	(1,972,305)
30 June 2010	1,094,880	35,702	607,881	7,576,353	1,667,795	10,982,611
NET BOOK VALUE
30 June 2010	1,812,823	6,152	84,585	3,662,108	133,949	5,699,617
31 December 2009	1,784,358	11,384	128,749	4,448,373	3,810,879	10,183,743

At the period-end the Group had capital commitments of £Nil (2009 — £Nil).

Included within the cost of computer equipment is £2,421,532 in respect of assets acquired under a finance lease (2009 — £2,421,532). The amount of depreciation charged in respect of such assets for the period was £302,692 (2009 — £302,692). Cumulative depreciation as at 30 June 2010 was £1,860,920 (2009 — £1,235,557).

Included within computer software is £Nil in respect of assets acquired during the period but not brought into use as at 30 June 2010 (2009 — £231,493). No depreciation has therefore been charged on these assets within the period until available for use.

During June 2010 management reviewed the capitalised software and decided not to keep it in use. Therefore, software with an original cost of £5.3m and a net book value of £3.3m was written off.

9  FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Total
£
1 January 2010	10,430,526
Additions	89,815
Mark to market of investments	(19,613)
Disposals	(10,306,889)
30 June 2010	193,839

These relate to listed securities.

10  DEBTORS

	30 June 2010	31 December 2009
	£	£
Amounts falling due within one year:
Deferred tax	3,697,489	3,697,489
Corporation tax receivable	1,353,835	1,377,647
Trade debtors	6,489,698	15,855,952
Prepayments and accrued income	1,622,242	1,681,161
	13,163,264	22,612,249

The non-current portion of deferred tax assets as at 30 June 2010 is £2,144,541 (2009: £3,045,388).

Trade debtors include amounts owed by customers, where the amounts owing are fully collateralised. The assets belonging to the customers, used to collateralise these balances, are not held on the balance sheet (see note 26).

Included within creditors are commissions held back as collateral against the trade debtors of £1,103,424 (2009: £1,013,700).

Trade debtors are shown net of bad debt provision of £12,848,610 (2009: £7,224,097). The movement in provisions is as follows:

£
As at 31 December 2009	7,224,097
Provisions	5,624,513
As at 30 June 2010	12,848,610

Of the £12.8m provision above £5.1m and £2.5m was against two specific counterparties and £0.8m was a provision in respect of irregular payments made to an employee that the Group is seeking to recover.

The following table includes an analysis of Group trade debtors by credit quality:

	30 June 2010	31 December 2009
	£	£
Total neither past due nor impaired	11,418,490	10,164,743
Past due-not impaired	—	—
Past due-impaired	1,744,774	12,447,506
	13,163,264	22,612,249

Past due-not impaired are debtors outstanding less than 3 months.

Past due-impaired are debtors outstanding over 3 months

	30 June 2010	31 December 2009
	£	£
Deferred tax is made up of:
Decelerated capital allowances	927,682	484,092
Other timing differences	77,554	—
Unutilised tax losses	2,692,253	3,213,397
	3,697,489	3,697,489

	30 June 2010	31 December 2009
	£	£
Movement in deferred tax:
Balance at the start of the year	3,697,489	(210,801)
Origination and reversal of timing differences	—	3,908,290
Changes in tax rates and tax laws	—	—
	3,697,489	3,697,489

The group has net trading losses carried forward at 30 June 2010 of £2,692,252, which are available indefinitely for use against future trading profits arising in ODL Securities Limited.

The group also has net decelerated capital allowances carried forward at 30 June 2010 of £927,682, which will be available for use in future years against taxable profits in ODL Securities Limited and ODL Group Limited or, where losses are created, will be available for group relief among companies in the UK tax group.

The group also has a deferred tax asset in respect of general provisions in ODL Securities Limited of £77,554. Tax relief will be available for this amount when the provisions unwind in the future.

The Directors believe that the actions taken to minimise all risks going forward and the acquisition of the Group by FXCM Holdings, LLC will ensure that the Group will be able to manage its business risk successfully in the comings months. This will enable the Group to continue to enhance its market position and grow its business to generate sufficient trading profits in future years against which to reverse the above assets. Hence, the above deferred tax assets were recognised in full.

11a)  CREDITORS: amounts falling due within one year

	30 June 2010	31 December 2009
	£	£
Bank overdraft	—	122,119
Trade creditors	127,454,678	185,377,212
Short equity positions	6,338	1,557,261
Corporation tax payable	340,188	340,188
Other taxation and social security	414,227	282,372
Obligations under finance leases and hire purchase agreements (note 21)	113,391	250,401
Other creditors	1,627,294	6,041,574
Accruals and deferred income	2,233,787	4,009,207
	132,189,903	197,980,334
Trade creditors include client balances of £126,083,454 (2009: £168,940,115).

11b)  CREDITORS: amounts falling due after more than one year

	30 June 2010	31 December 2009
	£	£
Obligations under finance leases and hire purchase agreements (note 21)	7,811	27,476

12  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The Groups’ principal financial instruments, which are held in subsidiaries of the company, other than derivative transactions, comprise cash balances with brokers and customers, and other debtors or creditors that arise through the normal course of business. Derivative transactions with brokers are entered into in the normal course of business in order to hedge market exposures resulting from derivative transactions placed by customers.

Fair Values

There are no significant differences between the fair value of the Group’s financial assets and liabilities and their carrying value in the balance sheet.

Included in Investments are assets, categorised as Level 1, valued at the quoted market price of £193,839 (2009: £10,430,526). There have been no Investments held where the basis of valuation has changed during the period.

Included in Creditors are short equity positions where the valuation is based on the quoted open market price of £6,338 (2009: £1,557,261).

The fair value of the Groups’ financial assets and liabilities analysed into appropriate categories, including assets held on behalf of clients on a segregated basis is as follows;

	30 June 2010	31 December 2009
	£	£
FINANCIAL ASSETS
Financial assets at fair value through profit and loss	193,839	10,430,526
Receivables	13,163,264	22,612,249
Cash at bank and in hand	114,947,943	165,612,366
	128,305,046	198,655,141

The Group’s largest credit exposure to any bank at 30 June 2010 was £20,806,267 or 18% of the exposure to all banks and clearers (2009-£24,195,492). The balance of cash and cash equivalents will fluctuate over the course of the reporting period.

	30 June 2010	31 December 2009
	£	£
FINANCIAL LIABILITIES
Payables: Current Liabilities	132,189,903	197,980,334

Interest rate profile of financial instruments

The interest rate risk profile of the Group’s financial assets and liabilities at the balance sheet date was as follows:

	Financial Assets			Financial Liabilities
	Floating Rate	Nil Rate	Total	Floating Rate	Nil Rate	Total
	£	£	£	£	£	£
30 June 2010
Sterling	34,127,803	5,448,305	39,576,108	42,727,888	4,606,955	47,334,843
US Dollars	36,977,786	5,977,773	42,955,559	36,958,465	—	36,958,465
Euros	30,428,766	1,931,022	32,359,788	34,981,965	—	34,981,965
Other	13,413,592	—	13,413,592	12,914,629	—	12,914,629
	114,947,946	13,357,100	128,305,046	127,582,947	4,606,955	132,189,902
31 December 2009
Sterling	46,135,133	9,462,916	55,598,049	66,442,718	10,424,798	76,867,516
US Dollars	76,709,675	760,898	77,470,573	79,332,917	330,270	79,663,187
Euros	28,187,156	10,259,730	38,446,886	15,939,701	—	15,939,701
Other	16,350,419	10,789,214	27,139,633	25,341,256	168,674	25,509,930
	167,382,383	31,272,758	198,655,141	187,056,592	10,923,742	197,980,334

The floating rate financial instruments comprise cash at bank on which interest is earned at bank base rates and amounts due to and from customers and brokers on which interest is paid and received. Nil rate financial instruments comprise other debtors and creditors on which no interest is received or paid.

Maturity profile of Financial Instruments

All financial instruments mature within one year. The following sensitivity analysis shows the potential impact of significant market moves on revenue. The percentage applied is based upon the Group’s assessment of movements in the relevant markets and is considered to represent a single day’s movement that could be reasonably possible. It does assume that all market positions held by the Group would be affected in the same way and does not take account of any remedial action taken to manage risk that would be undertaken at the time.

Gross exposure to the market has been reduced in 2010 due to the fact that the Group’s trading policies have been revised. Please also see market risk as described in note 28.

	Exposure 30 June 2010	Market Movement Applied	Potential Revenue Impact
	£	%	£
ASSET CLASS
Equity Products	683,196	10%	68,320
Foreign Exchange	870,942	2%	17,419
	1,554,138		85,739

		Market	Potential
	Exposure	Movement	Revenue
	2009	Applied	Impact
	£	%	£
ASSET CLASS
Equity Products	11,329,740	10%	1,132,974
Foreign Exchange	43,177,572	2%	863,551
Commodities	2,481,197	20%	496,239
	56,988,509		2,492,764

Currency Risk

The functional currency of the Group’s operations are predominantly sterling. The net monetary assets and liabilities analysed by currency at the balance sheet date were as follows:

	30 June 2010	31 December 2009
	£	£
Sterling	(7,758,734)	(21,269,467)
US Dollars	5,997,092	(2,192,614)
Euros	(2,622,177)	22,507,185
Other currencies	498,962	1,629,703
	(3,884,857)	674,807

13  CALLED UP EQUITY SHARE CAPITAL

	30 June 2010	31 December 2009
	£	£
AUTHORISED
111,098,535 ordinary shares of £0.01 each	1,110,985	1,110,985
238,971,150 deferred shares of £0.01 each	2,389,712	2,389,712
	3,500,697	3,500,697
ALLOTTED AND CALLED UP
Ordinary shares of £0.01 each At 1 January	32,478	32,207
Issued during the period	216	271
At 30 June 2010/31 December 2009	32,694	32,478
Deferred shares of £0.01 each At 1 January	2,005,460	2,005,460
Issued during the period	—	—
At 30 June 2010/31 December 2009	2,005,460	2,005,460
Total at 30 June 2010/31 December 2009	2,038,154	2,037,938

On 26 May 2006, there was a re-organisation of share capital, pursuant to which each issued and un-issued ordinary share of £1 each was sub-divided and re-designated as one ordinary share of £0.01 each and ninety nine deferred shares of £0.01 each. On that date the authorised share capital of the Group was increased to £3,500,000.

The Deferred Shares shall entitle the holders to the following rights:

(a) no right to receive any dividend or other distribution;

(b) on a return of capital in a liquidation but not otherwise, the right to receive only the amount paid up on each Deferred Share but only after the holder of each Ordinary Share shall have received £100,000,000 per Ordinary Share and the holders of Deferred Shares shall not be entitled to any further participation in the assets or profits of the Company;

(c) no right to receive notice of, or to attend or vote at, any general meeting of the Company.

The Group funds each of its operating subsidiaries with sufficient capital to ensure it is able to meet its regulatory obligations on a daily basis, in the UK, US and Japan. In doing so, the Board of Directors believe that the interests of all stakeholders, including customers and shareholders, are fully protected. Account is taken of all potential events that could have an impact on that capital.

Controls are in place to constantly monitor the level of capital and the regulatory requirements of the activities within each company. These requirements are based on the level of risk evident in each subsidiary. Primarily they are influenced by the level of market risk and credit risk taken on by the subsidiaries, but additionally by the operational risks, inherent in the markets in which the Group operates. In August 2010 the Group was granted a variation of permission from the FSA to change to a limited licence firm.

Capital is provided in the subsidiaries, in the form of share capital and subordinated loans from the Company. When additional capital has been required at any time, further capital has been injected. It is the Board’s policy to maintain the capital within the Company at such a level that enables additional funding of subsidiaries to be made when required. Should there be insufficient capital to inject into a subsidiary, then the activities, and hence the risks undertaken, in that subsidiary would be reduced to ensure that regulatory obligations continue to be met. At 30 June 2010 the net assets were £1.8m.

14  SHARE PREMIUM ACCOUNT

£
At 1 January 2010	21,407,550
Premium on shares issued	49,146
At 30 June 2010	21,456,696

15  EBT RESERVE ACCOUNT

£
At 1 January 2010	3,305,024
Movement during period	—
At 30 June 2010	3,305,024

16  PROFIT AND LOSS ACCOUNT

£
At 1 January 2010	(9,440,478)
Retained loss for the period	(8,787,309)
At 30 June 2010	(18,227,787)

17  RECONCILIATION OF MOVEMENT IN EQUITY SHAREHOLDERS’ FUNDS

£
At 1 January 2010	10,831,073
Retained loss for the period	(8,787,309)
Movement in share capital (note 13)	216
Movement in share premium (note 14)	49,146
Movement in translation reserve	(286,177)
At 30 June 2010	1,806,949

18  RECONCILIATION OF OPERATING LOSS TO CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES

	30 June 2010	30 June 2009
	£	£
Operating loss	(8,761,570)	(10,154,681)
Depreciation (note 8)	1,463,937	1,551,719
Fixed assets written-off	3,325,378	477,909
Net receipt/(payment) relating to current asset investments	10,236,687	(7,081,788)
Closure costs of trading desk	—	(1,020,755)
Write-off of investment	—	(660,206)
Increase in debtors	9,152,878	6,163,080
(Decrease)/increase in creditors and provisions	(65,652,520)	35,472,615
Cash (outflow)/inflow from operating activities	(50,235,211)	24,747,893

The cash outflow in the six month period includes a decrease of £56,378,101 in client balances that is offset by sales less purchase of current asset investment of £10,236,687.

19  RECONCILIATION OF NET CASH (OUTFLOW)/INFLOW TO MOVEMENT IN NET FUNDS

	30 June 2010	30 June 2009
	£	£
1 January	165,212,369	141,110,193
(Decrease)/increase in cash for the period	(50,664,423)	23,584,590
Settlement of finance lease liabilities	156,675	497,334
Reduction of bank overdraft	122,119	4,795
Net funds at 30 June	114,826,740	165,196,912

20  ANALYSIS OF CHANGE IN NET FUNDS

	At
	Beginning of	Cash	At End of
	Period	Flows	Period
	£	£	£
Cash at bank and in hand	165,612,366	(50,664,423)	114,947,943
Finance lease liabilities	(277,878)	156,675	(121,203)
Bank overdraft	(122,119)	122,119	—
	165,212,369	(50,385,629)	114,826,740

Net funds are analysed as follows:

	30 June 2010	31 December 2009
	£	£
Own funds	2,493,124	6,343,365
Client funds	112,454,819	159,146,882
Finance lease liabilities	(121,203)	(277,878)
	114,826,740	165,212,369

21  ANNUAL OBLIGATIONS UNDER OPERATING AND FINANCE LEASES AND HIRE PURCHASE CONTRACTS

At 31 December the company had annual commitments under non-cancellable operating leases expiring:

	30 June 2010	31 December 2009
	£	£
Land and buildings:
Within one year	311,428	510,870
Greater than five years	495,765	403,449
	807,193	914,319

This relates to the contract for rent and works contributions on the 10 year lease signed on 8th Floor, 10 Lower Thames Street, and also for the co-terminus 9 year lease signed on part of the 5th Floor, 10 Lower Thames Street.

	30 June 2010	31 December 2009
	£	£
Computer equipment:
Within one year	96,553	58,635
Between one and five years	23,434	109,635
	119,987	168,270

Amounts due under finance leases and hire purchase contracts:

	30 June 2010	31 December 2009
	£	£
Within one year	119,987	250,401
Between one and five years	7,811	27,476
	127,798	277,877

22  SHARE-BASED PAYMENTS

The Group gives to certain executives and employees of subsidiaries, the opportunity to acquire shares in the Group. Whilst the Group has no cash or financial obligations to any party in respect of any shares granted by the Group, the services in return for which such shares are granted include services provided to those subsidiaries. The purchase price is funded by a loan applied for the benefit of the relevant employees by an Employee Benefit Trust whose funds are provided by the Group. There are no cash settlement alternatives.

Although the employees become the beneficial owner of the Group’s shares on the date of the grant, the employees will not be permitted to sell or charge the shares within the first three years from the date of the grant. Until such time as employees have repaid the loan, the employees will not be entitled to exercise their votes in respect to the Group’s shares. Nor will they be entitled to receive dividends in cash until that time.

The total charge for the year relating to the share-based payment plan is £nil (2009: £nil) as the fair value of the equity instruments at the date of the grant is equal to the purchase price paid by the employees. No grants of share based payment awards were made in 2010. However, 3,200 shares were given to the EBT at nil cost by a shareholder on leaving the company during the period.

A table detailing the shares outstanding in the EBT is shown below, of which 198,638 shares (2009: 198,638 shares) are allocated to employees:

	30 June 2010	31 December 2009
	Shares	Shares
Outstanding as at 1 January	209,211	209,211
Increase during the period	3,200	—
Outstanding as at 30 June	212,411	209,211

23  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Group undertakes transactions on behalf of certain key members of management and their close families. The transactions are undertaken on a normal arm’s length basis on the same terms available to other members of staff and comply with the FSA’s guidance as to model personal account dealings. Amounts included in client balances at 30 June 2010 attributable, in aggregate, to key management were £81,844 (2009: £82,637).

24  CHARGES ON ASSETS

The Royal Bank of Scotland Plc holds a fixed charge dated 10 June 2004 over all right, title and interest to the ODL Securities Limited Margin Account and all sums standing to the credit thereof as security for the payment of secured obligations.

	30 June 2010	31 December 2009
	£	£
The value of these assets at	2,376,853	5,428,167

25  CONTINGENT LIABILITIES

A client of the firm has brought an action against ODL Securities Limited to recover USD 400,000 in relation to investments made in 2006. The Group is actively challenging the Plaintiff’s complaint on both procedural and substantive grounds. Additionally, the Group is bringing a counter claim against the Plaintiff for amounts still owed to the Group. Management do not believe the claim has merit and accordingly no provision for any liability has been recorded in these financial statements.

26  COLLATERAL

The Group receives and pledges non-cash collateral in the form of equity shares. The market value of non-cash collateral at the end of the year was as follows:

	30 June 2010	31 December 2009
	£	£
Received and pledged in respect of CFD margin accounts	—	6,848,306

The Group accepts collateral from clients in the form of share or other securities which mitigate the Group’s credit risk. Clients retain title to the securities lodged whilst their trading account is operating normally, but are required to sign a collateral agreement which will allow the Group to take title and sell the securities in the event of the client defaulting on any margin obligation. The Group ceased its CFD business which required margin from their customers at the end of June 2010.

27  ULTIMATE CONTROLLING PARTY AND PARENT UNDERTAKING

Gardenparty Limited, a company incorporated in the Isle of Man owns 51.4% of the issued equity share capital of ODL Group Limited as at 30 June 2010.

As at 30 June 2010 the ultimate controlling party is IFX trust.

28  FINANCIAL RISK MANAGEMENT

The Group’s Internal Capital Adequacy Assessment Process (ICAAP) provides an ongoing assessment of the risks the Group believes have the potential to have a significant detrimental impact on its financial performance and future prospects and describes how the Group mitigates these risks subject to the Group’s risk appetite.

The Board of Directors sets the strategy and policies for the management of these risks and delegates the management and monitoring of these risks to the Risk and Audit Committees.

On 1 May 2010, the Group agreed to be acquired by FXCM, bringing forward a strategic decision made by the Board to migrate the Group’s business model completely to what is referred to as an agency or agency execution model, a model employed by FXCM. In addition, the Group signed a white label arrangement at the same time with FXCM to provide trading execution services in the interim period to closing. The Group applied for a variation of permission to migrate its licence to a limited licence as a result of its diminished appetite for risk, approval of which was received by the FSA on 11 August 2010.

Accordingly, a number of financial risks that have faced the Group in the past are expected to be fundamentally different in the future and the Group began active de-risking of its business shortly from the signing of a white label arrangement with FXCM on 1 May 2010.

Risks faced by the Group fall under the following categories:

•	Market risk

•	Credit risk

•	Operational risk

•	Liquidity risk

•	Strategic (or business) risk

•	Reputational risk

Each of these risks is described below:

Market risk

Market risk is the risk that changes in market prices will affect the Group’s income or the value of its holdings of financial instruments due to changes in market prices, currencies and interest rates. In the past, this has been one of the most significant risks the Group has faced. However, as the Group has migrated its business model to an agency execution model, it is believed this risk should be substantially reduced going forward as now when one of our customers executes a trade we will only act as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and one of our foreign exchange market makers.

However, the Group will retain currency mismatch risk. This risk arises if obligations (i.e. money obligations) owed to clients in one currency are secured by deposits in a different currency and the interest rates in one of the currencies changes. There will be a corresponding change in the exchange rates and the Group could suffer a loss. This risk will be managed by mismatch limits being reviewed by the Group’s Risk Committee with ratification by the Board of Directors, and that regular reports of adherence to those limits prepared and circulated. Exceptions to such limits will be marked for review.

Credit risk

Credit risk is the risk that a borrower or counterparty fails to meet their obligations. The Group is exposed to credit risk from retail and institutional clients as well as institutional counterparties.

For retail clients, this risk is managed by effective margin management, retail clients are required to deposit cash collateral in order to trade on the Group’s platforms and will not be advanced credit as had been the case in the past. In addition, the Group has adopted systems so that each client’s positions will be re-valued on a real-time basis to calculate the client’s useable margin. These systems are also designed to automatically close client positions once his or her useable margin falls to zero. It is possible for a client account to go negative in rare circumstances, for example, due to system failure. This is an incidental risk and will be monitored by the Group’s risk management staff.

Select institutional clients will be permitted credit limits. Such limits will be set by the Group’s Risk Committee and ratified by the Board of Directors. Intra-day monitoring of adherence to those limits and regular reports of adherence to those limits will be prepared and circulated.

The Group is exposed to risk from the following institutional counterparties: exchanges and clearing houses; settlement, custody and clearing providers; banks in respect to the Group’s own deposits and segregated client funds; hedging counterparties; and group companies. The Group is exposed to credit risk in the event that such counterparties fail to fulfil their obligations.

The Group manages this risk by performing credit checks and completing due diligence checks at the outset of entering into material contracts; setting exposure limits and monitoring exposure against such limits; carrying out periodic credit reviews using multiple sources of information; spreading credit risk across a number of different institutions to diversify risk without impairing operational efficiency; and maintaining oversight of said controls through the Risk Committee which provides reports on adherence to the Board.

During the six month period ended 30 June 2010, the Group recorded an additional £5.6m provision against trade receivable (see note 10).

Operational risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The Group seeks to mitigate operational risk to acceptable residual levels, in accordance with its risk appetite policy.

The Group manages this risk principally by continued investment in its IT infrastructure to ensure reliability and security; the determination of operational processes in all areas within the business and the establishing of policies aimed at building and strengthening the controls around those processes; establishing human resources policies that are communicated to all staff; and ensuring employees are recruited in accordance with documented procedures.

In addition, through its white label agreement with FXCM, the Group has implemented a number of systems and controls from FXCM, benefiting from the FXCM’s Group’s wider and more extensive resources.

Liquidity risk

Liquidity risk is the risk that the Group may not be able to meet payment obligations as they fall due. Given the very short-term maturity profile of both our financial assets and liabilities, the Group does not have material liquidity mismatches with regard to liquidity maturity profiles. Additionally, the Group’s assets consist primarily of cash at bank and on short-term deposit or short-term trade receivables. We believe that should the Group have a requirement to borrow funds, the acquisition by FXCM will assist in the provision of necessary liquidity should it be needed and overall the level of risk specifically relating to liquidity is assessed as low. Most of the scenarios where the Group would potentially suffer failure because of a lack of liquidity would be from events relating to operational or credit risk. There is however the risk that events outside the control of the Group may impact on overall market liquidity and while the likelihood of such events taking place in the near future have reduced in recent times, nevertheless the risk still exists. There would in those circumstances be the need to raise additional funds to provide liquidity.

Strategic risk

The Group faces the risk that the strategy it has adopted will be poorly executed or that it will not be sufficient to cope with major changes in the constantly changing sector in which it operates. It also faces the risk that the implementation of a change in strategy may have an impact on the controls put in place to manage risk.

The Group is managed by its Board which consists of a number of individuals with extensive experience in the financial services industry. The board meets on a regular basis, at least every three months, with ad hoc meetings in between to discuss specific issues and strategic risk is primarily mitigated by the ongoing challenge by the Board of the Group’s risk appetite and strategy as well as the ongoing monitoring of actual results against plan.

Reputational risk

Reputational risk is the risk that an action, event or situation may adversely impact the Firm’s reputation. A sudden loss of reputation, for whatever reason, could have a material impact on the profitability of a company. The vast majority of reasons why a business could suffer damage to its reputation arise from the risks covered above. Thus the Group primarily mitigates this risk through the controls adopted to manage all the above risks. The Group also controls this risk through its ongoing retainer of a public relations company dedicated to communication and crisis management.

29  GOING CONCERN

The Group’s business activities and the risks it faces on a day to day basis, which are likely to affect its future development, performance and market position, are set out below.

Whilst the Group has suffered a significant decrease in its financial resources with the write downs made since December 2009, following the review of trade receivables, fixed assets and current assets and the management of credit risk, the Directors believe that the actions taken to minimise risk of all types going forward and the acquisition of the Group by FXCM Holdings LLC (completed on 1 October 2010), will ensure that the Group will be able to manage its business risks successfully in the coming months enabling it to continue to enhance its market position and grow its business. The Group also received a capital injection of £6,259,999 which consists of £5,000,000 in ordinary shares and £1,259,999 in share premium.

After considering the above and making further enquiries, the directors have a reasonable expectation that the Group has access to adequate resources to ensure that the Group continues in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the annual report and financial statements.

30  RECONCILIATION BETWEEN U.K. AND U.S. GAAP

The accompanying consolidated financial statements of ODL Group have been prepared in accordance with applicable accounting standards as adopted by the United Kingdom, or U.K. These accounting principles differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. Below a discussion is presented of the principal differences between U.K. GAAP and U.S. GAAP that are significant to ODL Group’s financial statements.

(1) Software development costs

Software development expenses are capitalized under U.K. GAAP as intangible assets if they have a readily ascertainable market value. Under U.S. GAAP, preliminary stage and post implementation costs are expensed if not adding material functionality.

Classification changes to conform to U.S. GAAP

Exceptional items

Certain exceptional items are shown in the Group U.K. GAAP profit and loss account after operating loss. Under U.S. GAAP all of these items would be classified as operating profits or expenses.

Deferred taxation

Under U.K. GAAP, all deferred tax amounts are classified as current in the balance sheet. Under U.S. GAAP, amounts are classified as current or non-current based on the nature of the related asset or liability. As of 30 June 2010 only £1,552,948 of the Group’s deferred tax asset would be classified as current under U.S. GAAP.

Profit and loss account	30 June 2010	30 June 2009
	£	£
Loss after taxation as reported in the Group profit and loss account	(8,787,309)	(7,445,268)
Adjustments to conform net income to U.S. GAAP
Capitalization of software costs(1)	607,866	116,238
Deferred tax on above adjustments	(170,202)	(32,547)
Loss after taxation according to U.S. GAAP	(8,349,645)	(7,361,577)

Comprehensive income

Comprehensive loss under U.S. GAAP, is summarized as follows:

	30 June 2010	30 June 2009
	£	£
Loss in accordance with U.S. GAAP	(8,349,645)	(7,361,577)
Currency translation differences	(286,175)	283,571
Comprehensive loss in accordance with U.S. GAAP	(8,635,820)	(7,078,006)

Movements in other comprehensive income amounts are as follows:

Currency translation differences
£
At January 1, 2009	(102,002)
Arising in the period	283,571
At June 30, 2009	181,569
Arising in the period	(50,482)
At December 31, 2009	131,087
Arising in the period	(286,175)
At June 30, 2010	(155,088)

Shareholders’ funds	30 June 2010	31 December 2009
	£	£
Equity shareholders’ funds as reported in the Group balance sheet	1,806,949	10,831,073
Adjustments to conform equity to U.S. GAAP
Capitalization of software costs(1)	(133,949)	(742,465)
Deferred tax on above adjustments	42,662	212,864
Equity shareholders’ funds according to U.S. GAAP	1,715,662	10,301,472

Consolidated statements of cash flows

The consolidated statements of cash flows presented under U.K. GAAP present substantially the same information as those required under U.S. GAAP but differ with regard to the classification of items within the statements.

Under U.K. GAAP, if applicable, cash flows are presented separately for operating activities, dividends from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends and management of liquid resources and financing. U.S. GAAP, however, require only three categories of cash flow to be reported; operating, investing and financing. Under U.S. GAAP, cash paid or received for interest and income taxes would be included in operating activities and capital expenditure would be included within investing activities. Under U.K. GAAP, taxes paid are presented as a separate class of items while they are considered operating cash flows under U.S. GAAP.

The Group held £2,493,124 and £8,298,743 in cash and cash equivalents — own funds as of 30 June 2010 and 2009 respectively.

In addition the Group held £112,454,858 and £157,855,823 in cash and cash equivalents — client funds as of 30 June 2010 and 2009 respectively. Cash and cash equivalents — client funds represents cash held to fund customer liabilities in connection with foreign currency transactions. The balance arises primarily from cash deposited by customers, customer margin balances, and cash held by FX market makers related to hedging activities. A portion of the balance is not available for general use due to legal restrictions in accordance with the FSA. These legally restricted balances were £48,673,697 and £61,689,009 as of 30 June 2010 and 2009, respectively.

The categories of cash flow activity under US GAAP can be summarized as follows:

For The Period Ended 30 June:	2010	2009
	£	£
Cash (outflow)/inflow from operating activities	(3,556,088)	(2,298,417)
Cash outflow from investing activities	(306,092)	(935,523)
Cash outflow from financing activities	(107,314)	(497,334)
(Decrease)/increase in cash and cash equivalents	(3,969,494)	(3,731,274)
Effect of foreign exchange adjustments	(2,866)	(52,584)
Cash and cash equivalents — own funds at the start of the period	6,465,484	12,082,601
Cash and cash equivalents — own funds at the end of the period	2,493,124	8,298,743

Impact of recent changes to US GAAP

There were no recent changes to US GAAP that would have a material impact on the Group’s financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$64,320
Printing Expenses	$450
Accounting Fees and Expenses	$68,000
Legal Fees and Expenses	$25,000
Miscellaneous	$5,000
Total	$162,770

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms.

Item 16. Exhibits.

Following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
4.2	Amended and Restated Bylaws of the Registrant.(2)
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered. (3)
10.1	Third Amended and Restated Limited Liability Company Agreement of FXCM Holdings LLC, dated as of December 1, 2010.(4)
10.2	Exchange Agreement, dated as of December 1, 2010, among FXCM Inc. and the holders of Holdings Units from time to time party thereto.(4)
23.1 23.2	Consent of Ernst & Young LLP. Consent of McGladrey & Pullen, LLP.
23.3	Consent of Ernst & Young LLP as to ODL Group Limited.
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1). (3)
24.1	Power of Attorney (included on the signature page to the Registration Statement). (3)

(1)	Incorporated by Reference to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1 (Registration No. 333-169234), as filed with the SEC on September 3, 2010.

(2)	Incorporated by Reference to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1/A (Registration No. 333-169234), as filed with the SEC on October 12, 2010.

(3)	Previously filed.

(4)	Incorporated by Reference to the Registrant’s Form 8-K (File No. 001-34986), as filed with the SEC on December 7, 2010.

Item 17. Undertakings.

(a) The Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of January, 2012.

FXCM Inc.

By:	*
Name: Dror (Drew) Niv
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director and Chief Executive Officer	January 24, 2012
Dror (Drew) Niv	(principal executive officer)

*	Director and Chief Operating Officer	January 24, 2012
David Sakhai

*	Director	January 24, 2012
William Ahdout

*	Director	January 24, 2012
James Brown

*	Director	January 24, 2012
Robin Davis

*	Director	January 24, 2012
Perry Fish

*	Director	January 24, 2012
Kenneth Grossman

*	Director	January 24, 2012
Arthur Gruen

*	Director	January 24, 2012
Eric LeGoff

*	Director	January 24, 2012
Ryan Silverman

*	Director	January 24, 2012
Eduard Yusupov

*	Chief Financial Officer	January 24, 2012
Robert Lande	(principal financial and accounting officer)

By:	/s/ Robert Lande
	Name:	Robert Lande
	Title:	Attorney-in-Fact